Exhibit 2.1

________________________________________

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION
among:
APRICUS BIOSCIENCES, INC.,
a Nevada corporation;
ARCH MERGER SUB, INC.,
a Delaware corporation; and
SEELOS THERAPEUTICS, INC.,
a Delaware corporation
Dated as of July 30, 2018

________________________________________

Exhibit 2.1

Exhibit 2.1

3.4	Vote Required	31
3.5	Non-Contravention; Consents	31
3.6	Capitalization	32
3.7	SEC Filings; Financial Statements	34
3.8	Absence of Changes	36
3.9	Absence of Undisclosed Liabilities	36
3.10	Title to Assets	37
3.11	Real Property; Leasehold	37
3.12	Intellectual Property	37
3.13	Agreements, Contracts and Commitments	40
3.14	Compliance; Permits; Restrictions	42
3.15	Legal Proceedings; Orders	44
3.16	Tax Matters	44
3.17	Employee and Labor Matters; Benefit Plans	46
3.18	Environmental Matters	49
3.19	Insurance	49
3.20	No Financial Advisors	50
3.21	Transactions with Affiliates	50
3.22	Valid Issuance	50
3.23	No Other Representations or Warranties	50
Section 4. Certain Covenants of the Parties		50
4.1	Operation of Apricus’ Business	50
4.2	Operation of the Company’s Business	52
4.3	Access and Investigation	54
4.4	No Solicitation	55
4.5	Notification of Certain Matters	56
Section 5. Additional Agreements of the Parties		57
5.1	Registration Statement; Proxy Statement	57
5.2	Company Stockholder Written Consent	58
5.3	Apricus Stockholders’ Meeting	60
5.4	Regulatory Approvals	63
5.5	Company Options and Company Notes	63
5.6	Apricus Options	64
5.7	Employee Benefits	65
5.8	Indemnification of Officers and Directors	65
5.9	Additional Agreements	66
5.10	Disclosure	67
5.11	Listing	67
5.12	Tax Matters	67
5.13	Legends	68
5.14	Directors and Officers	68
5.15	Termination of Certain Agreements and Rights	68
5.16	Corporate Identity	68
5.17	Section 16 Matters	69
5.18	Cooperation	69
5.19	Allocation Certificate	69

Exhibit 2.1

5.20	Company Financial Statements	69
5.21	Apricus Reverse Stock Split	69
5.22	Disposition of Vitaros Assets	70
5.23	Amendment of Employment Agreement	70
5.24	Amendment of Subscription Agreement	70
5.25	Amendment of Wainwright Agreement	70
5.26	Treatment of Office Lease	70
Section 6. Conditions Precedent to Obligations of Each Party		70
6.1	Effectiveness of Registration Statement	71
6.2	No Restraints	71
6.3	Stockholder Approval	71
6.4	Listing	71
Section 7. Additional Conditions Precedent to Obligations of Apricus and Merger Sub		71
7.1	Accuracy of Representations	71
7.2	Performance of Covenants	72
7.3	Closing Certificate	72
7.4	FIRPTA Certificate	72
7.5	No Company Material Adverse Effect	72
7.6	Termination of Investor Agreements	72
7.7	Apricus Tax Opinion	72
Section 8. Additional Conditions Precedent to Obligation of the Company		72
8.1	Accuracy of Representations	73
8.2	Performance of Covenants	73
8.3	Documents	73
8.4	Sarbanes-Oxley Certifications	73
8.5	No Apricus Material Adverse Effect	74
8.6	Lock-Up Agreements	74
8.7	Company Tax Opinion	74
8.8	Employment Agreement Amendment	74
8.9	Lease Treatment	74
Section 9. Termination		74
9.1	Termination	74
9.2	Effect of Termination	77
9.3	Expenses; Termination Fees	77
Section 10. Miscellaneous Provisions		80
10.1	Non-Survival of Representations and Warranties	80
10.2	Amendment	80
10.3	Waiver	80
10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	80
10.5	Applicable Law; Jurisdiction	80
10.6	Attorneys’ Fees	81
10.7	Assignability	81
10.8	Notices	81
10.9	Cooperation	82
10.10	Severability	82
10.11	Other Remedies; Specific Performance	82

Exhibit 2.1

10.12	No Third Party Beneficiaries	83
10.11	Construction	83

Exhibit 2.1

Exhibits:

Exhibit A	Definitions

Exhibit B	Form of Apricus Stockholder Support Agreement

Exhibit C	Form of Company Stockholder Support Agreement

Exhibit D	Form of CVR Agreement

Exhibit E	Form of Lock-Up Agreement

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of July 30, 2018, by and among APRICUS BIOSCIENCES, INC., a Nevada corporation (“Apricus”), ARCH MERGER SUB, INC., a Delaware corporation and wholly owned subsidiary of Apricus (“Merger Sub”), and SEELOS THERAPEUTICS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A.Apricus and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Apricus.
B.    The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations.
C.    The Apricus Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Apricus and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Apricus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Apricus vote to approve this Agreement and the Contemplated Transactions, including the issuance of shares of Apricus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and, if deemed necessary by the Parties, the Apricus Reverse Stock Split and an amendment to Apricus’ articles of incorporation to change the name of Apricus.
D.    The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.
E.    The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

Exhibit 2.1

F.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers, directors and stockholders of Apricus listed on Section A of the Apricus Disclosure Schedule (solely in their capacity as stockholders of Apricus) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit B (the “Apricus Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Apricus in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.
G.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Apricus’ willingness to enter into this Agreement, the officers, directors and 5% or greater stockholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) are executing support agreements in favor of Apricus in substantially the form attached hereto as Exhibit C (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.
H.    It is expected that the issuance of shares of Apricus Common Stock to the stockholders of the Company pursuant to the Merger will result in a change of control of Apricus.
I.    It is expected that within two Business Days after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement in a form reasonably acceptable to Apricus, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).
AGREEMENT
The Parties, intending to be legally bound, agree as follows:
Section 1.DESCRIPTION OF TRANSACTION
1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
1.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Apricus.

Exhibit 2.1

1.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8, the consummation of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 12670 High Bluff Drive, San Diego, California 92130, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Apricus and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to Apricus and the Company (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Apricus and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
1.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation;
(b)    the articles of incorporation of Apricus shall be identical to the articles of incorporation of Apricus immediately prior to the Effective Time, until thereafter amended as provided by the NRS and such articles of incorporation; provided, however, that at the Effective Time, Apricus shall file an amendment to its articles of incorporation to change the name of Apricus to “Seelos Therapeutics, Inc.,” and with such other changes as are mutually agreed by Apricus and the Company (the “Apricus Charter Amendment”);
(c)    the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;
(d)    the bylaws of Apricus shall be identical to the bylaws of Apricus immediately prior to the Effective Time, until thereafter amended as provided by the NRS, the articles of incorporation and such bylaws; provided, however, that after the filing of the Apricus Charter Amendment, Apricus shall amend its bylaws, or cause its bylaws to be amended, to indicate that the name of Apricus has been changed to “Seelos Therapeutics, Inc.”;
(e)    the directors and officers of Apricus, each to hold office in accordance with the articles of incorporation and bylaws of Apricus, shall be as set forth in Section 5.14,

Exhibit 2.1

which shall include one director selected by Apricus and four directors selected by the Company; and
(f)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Apricus as set forth in Section 5.14, after giving effect to the provisions of Section 5.14.
1.5    Conversion of Shares.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of Apricus, Merger Sub, the Company or any stockholder of the Company or Apricus:
(i)    any shares of Company Capital Stock held as treasury stock or held or owned by the Company or Merger Sub, or any Subsidiary of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)    subject to Section 1.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Apricus Common Stock equal to the Exchange Ratio (the “Merger Consideration”).
(b)    If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Apricus Common Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Apricus Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Apricus is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
(c)    No fractional shares of Apricus Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Apricus Common Stock (after aggregating all fractional shares of Apricus Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and any accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Apricus Closing Price.

Exhibit 2.1

(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plan and Company Notes outstanding shall be treated in accordance with Section 5.5.
(e)    Each share of common stock, $0.0001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.
(f)    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Apricus Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Apricus Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock and Apricus Common Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Apricus to take any action with respect to Company Capital Stock or Apricus Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
1.6    Contingent Value Right.
(a)    Contingent Value Right Agreement. Apricus shareholders of record at the Effective Time shall be entitled to one contractual contingent value right (a “CVR”) issued by Apricus subject to and in accordance with the terms and conditions of the CVR Agreement, attached hereto as Exhibit D.
(b)    Exchange Agent. At or prior to the Effective Time, Apricus shall authorize and duly adopt, execute and deliver, and will ensure that Equiniti Shareholder Services (the “Exchange Agent”) executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Exchange Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of CVR). Apricus and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
1.7    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company

Exhibit 2.1

shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.8.
1.8    Surrender of Certificates.
(a)    Apricus and the Company agree to use the Exchange Agent as exchange agent in the Merger. At the Effective Time, Apricus shall deposit with the Exchange Agent: (i) evidence of book-entry shares representing the Apricus Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The Apricus Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”
(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Apricus may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for effecting the surrender of Company Stock Certificates in exchange for book-entry shares of Apricus Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Apricus: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Apricus Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Apricus Common Stock pursuant to the provisions of Section 1.5(c)); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Apricus Common Stock representing the Merger Consideration (and cash in lieu of any fractional share of Apricus Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, Apricus may, in its discretion and as a condition precedent to the delivery of any shares of Apricus Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Apricus against any claim suffered by Apricus related to the lost, stolen or destroyed Company Stock Certificate or any Apricus Common Stock issued in exchange therefor as Apricus may reasonably request.

Exhibit 2.1

(c)    No dividends or other distributions declared or made with respect to Apricus Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Apricus Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).
(d)    Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Apricus upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Apricus for satisfaction of their claims for Apricus Common Stock, cash in lieu of fractional shares of Apricus Common Stock and any dividends or distributions with respect to shares of Apricus Common Stock.
(e)    Each of the Exchange Agent, Apricus and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. To the extent such amounts are so deducted or withheld, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f)    No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Apricus Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.
1.9    Calculation of Apricus Net Cash.
(a)    Not less than five calendar days prior to the Anticipated Closing Date, Apricus will deliver to the Company a schedule (the “Apricus Net Cash Schedule”) setting forth, in reasonable detail, Apricus’ good faith, estimated calculation of Apricus Net Cash (the “Apricus Net Cash Calculation” and the date of delivery of such schedule, the “Apricus Delivery Date”). Apricus shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Apricus Net Cash Schedule and, if requested by the Company, Apricus’ accountants and counsel at reasonable times and upon reasonable notice for purposes of verifying the Apricus Net Cash Calculation.
(b)    Within three calendar days after the Apricus Delivery Date (the last day of such period, the “Company Response Date”), the Company shall have the right to dispute any part of the Apricus Net Cash Calculation by delivering a written notice to that effect to Apricus (a “Company Dispute Notice”). Any Company Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Apricus Net Cash Calculation.

Exhibit 2.1

(c)    If, on or prior to the Company Response Date, (i) the Company notifies Apricus in writing that it has no objections to the Apricus Net Cash Calculation or (ii) the Company fails to deliver a Company Dispute Notice as provided in Section 1.9(a), then the Apricus Net Cash Calculation as set forth in the Apricus Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Apricus Net Cash for purposes of this Agreement.
(d)    If the Company delivers a Company Dispute Notice on or prior to the Company Response Date, then Representatives of Apricus and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Apricus Net Cash, which agreed upon Apricus Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Apricus Net Cash for purposes of this Agreement.
(e)    If Representatives of Apricus and the Company are unable to negotiate an agreed-upon determination of Apricus Net Cash pursuant to Section 1.9(d) within three calendar days after delivery of the Company Dispute Notice (or such other period as Apricus and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Apricus Net Cash shall be referred to BDO USA, LLP (or if such firm is unable or unwilling to serve, to another nationally recognized accounting firm reasonably acceptable to both Apricus and the Company) (the “Accounting Firm”). Apricus shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Apricus Net Cash Schedule, and Apricus and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten calendar days of accepting its selection. The Company and Apricus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Apricus. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Apricus Net Cash made by the Accounting Firm shall be made in writing delivered to each of Apricus and the Company, shall be final and binding on Apricus and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent Apricus Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.9(e). The fees and expenses of the Accounting Firm shall be allocated between Apricus and the Company in the same proportion that the disputed amount of Apricus Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Apricus Net Cash amount. If this Section 1.9(e) applies as to the determination of Apricus Net Cash described in Section 1.9(a), upon resolution of the matter in accordance with this Section 1.9(e), the Parties shall not be required to determine Apricus Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Apricus or the Company may request a redetermination of Apricus Net Cash if the Closing Date is more than 30 calendar days after the Anticipated Closing Date.

Exhibit 2.1

1.10    Calculation of Company Net Cash.
(a)    Not less than five calendar days prior to the Anticipated Closing Date, the Company will deliver to Apricus a schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company Average Daily Cash Burn and the Company’s good faith, estimated calculation of Company Net Cash (the “Company Net Cash Calculation” and the date of delivery of such schedule, the “Company Delivery Date”) prepared and certified by the Company’s principal financial officer or principal accounting officer. The Company shall make available to Apricus, as reasonably requested by Apricus, the work papers and back-up materials used or useful in preparing the Company Net Cash Schedule and, if requested by Apricus, the Company’s accountants and counsel at reasonable times and upon reasonable notice for the purpose of verifying the Company Net Cash Calculation.
(b)    Within three calendar days after the Company Delivery Date (the last day of such period, the “Apricus Response Date”), Apricus shall have the right to dispute any part of the Company Net Cash Calculation by delivering a written notice to that effect to the Company (a “Apricus Dispute Notice”). Any Apricus Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the Company Net Cash Calculation.
(c)    If, on or prior to the Apricus Response Date, (i) Apricus notifies the Company in writing that it has no objections to the Company Net Cash Calculation or (ii) Apricus fails to deliver an Apricus Dispute Notice as provided in Section 1.10(b), then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash for purposes of this Agreement.
(d)    If Apricus delivers an Apricus Dispute Notice on or prior to the Apricus Response Date, then Representatives of Apricus and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash for purposes of this Agreement.
(e)    If Representatives of Apricus and the Company are unable to negotiate an agreed-upon determination of Company Net Cash pursuant to Section 1.10(d) within three calendar days after delivery of the Apricus Dispute Notice (or such other period as Apricus and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Company Net Cash shall be referred to the Accounting Firm. The Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Company Net Cash Schedule, and Apricus and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten calendar days of accepting its selection. The Company and Apricus shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Apricus. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm.

Exhibit 2.1

The determination of the amount of Company Net Cash made by the Accounting Firm shall be made in writing delivered to each of Apricus and the Company, shall be final and binding on Apricus and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent Company Net Cash for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 1.10(e). The fees and expenses of the Accounting Firm shall be allocated between Apricus and the Company in the same proportion that the disputed amount of the Company Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Company Net Cash amount. If this Section 1.10(e) applies as to the determination of the Company Net Cash described in Section 1.10(a), upon resolution of the matter in accordance with this Section 1.10(e), the Parties shall not be required to determine Company Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Apricus or the Company may request a redetermination of Company Net Cash if the Closing Date is more than 30 calendar days after the Anticipated Closing Date.
1.11    Appraisal Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.
(b)    The Company shall give Apricus prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands. The Company shall not, without Apricus’ prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
1.12    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts

Exhibit 2.1

(in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.
1.13    Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations. The Parties shall use their best efforts to cause the Merger to qualify as a reorganization under Section 368(a) of the Code, and shall not take any actions independent of the transactions contemplated by this Agreement that are reasonably likely to cause the Merger to not so qualify.
1.14    Withholding. The Parties and the Exchange Agent shall be entitled to deduct and withholding from the consideration otherwise payable pursuant to this Agreement to any holder of Company Capital Stock or any other Person such amounts as each of the Parties and the Exchange Agent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. Apricus, Merger Sub or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to the Company upon becoming aware of any such withholding obligation and shall cooperate with the Company to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to Section 10.13(h), except as set forth in the written disclosure schedule delivered by the Company to Apricus (the “Company Disclosure Schedule”), the Company represents and warrants to Apricus and Merger Sub as follows:
2.1    Due Organization; Subsidiaries.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound.
(b)    The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)    The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or control

Exhibit 2.1

directly or indirectly, any other Entity. The Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
2.2    Organizational Documents. The Company has made available to Apricus accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.
2.3    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Apricus and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Company Stockholder Support Agreements, the Company Board approved the Company Stockholder Support Agreements and the transactions contemplated thereby.
2.4    Vote Required. The affirmative vote (or written consent) of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon (the “Required Company Stockholder Vote”), is the only vote (or written consent) of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.
2.5    Non-Contravention; Consents. Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(a)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;
(b)    contravene, conflict with or result in a material violation of, or to the Knowledge of the Company give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief

Exhibit 2.1

under, any Law or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject, except as would not be material to the Company or its business;
(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or to the Knowledge of the Company, give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company, except as would not be material to the Company or its business;
(d)    contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract; (iii) accelerate the maturity or performance of any Company Material Contract; or (iv) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).
Except for (i) any Consent set forth on Section 2.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would be material to the Company or its business. The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the other Contemplated Transactions.
2.6    Capitalization.
(a)    The authorized Company Capital Stock as of the date of this Agreement consists of 10,000,000 shares of Company Common Stock, par value $0.00001 per share, of which 4,000,000 shares have been issued and are outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. As of the date of this Agreement, the aggregate principal amount of the outstanding Company Notes is equal to $1,480,000. Section 2.6(a) of the Company Disclosure Schedule lists, as of the date of this

Exhibit 2.1

Agreement, (A) each record holder of issued and outstanding Company Notes, (B) the number and type of shares issuable upon conversion of such Company Note, assuming conversion as of the date of this Agreement, (C) the interest rate accruing or payable on such Company Note; (D) the conversion price of each such Company Note and (E) the termination date of each such Company Note.
(b)    All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free from any Encumbrances. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 2.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c)    Except for the Company’s 2016 Equity Incentive Plan (the “Company Stock Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 2,000,000 shares of Company Common Stock for issuance under the Company Stock Plan, of which 40,000 shares are subject to outstanding Company Options granted under the Company Stock Plan, and 1,960,000 shares of Company Common Stock remain available for future issuance pursuant to the Company Stock Plan. Section 2.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Company Option expires; and (viii) whether such Company Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Apricus an accurate and complete copy of the Company Stock Plan and forms of all stock option agreements approved for use thereunder. No vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions.
(d)    Except for the Company Options and the Company Notes set forth on a schedule provided by the Company to Apricus concurrently with the execution hereof and as set

Exhibit 2.1

forth on Section 2.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)    All outstanding shares of Company Common Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
2.7    Financial Statements.
(a)    Concurrently with the execution hereof, the Company has provided to Apricus true and complete copies of (i) the Company’s audited consolidated balance sheets at December 31, 2016 and December 31, 2017, (ii) the Company Unaudited Interim Balance Sheet, (iii) the Company’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2016 and December 31, 2017, and (iv) the Company’s unaudited statements of income, cash flow and stockholders’ equity for the three months ended March 31, 2018 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b)    The Company maintains accurate books and records reflecting its assets and liabilities and maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes

Exhibit 2.1

and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(c)    Section 2.7(c) of the Company Disclosure Schedule lists, and the Company has made available to Apricus accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since its incorporation.
(d)    Since the incorporation of the Company, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since the Company’s incorporation, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
2.8    Absence of Changes. Except as set forth on Section 2.8 of the Company Disclosure Schedule, between December 31, 2017 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Company Material Adverse Effect.
2.9    Absence of Undisclosed Liabilities. As of the date hereof, the Company does not have any liability, indebtedness, obligation, expense, of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $250,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under Company Contracts, the Company Stock Plan or Company Employee Plans; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 2.9 of the Company Disclosure Schedule.
2.10    Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and

Exhibit 2.1

records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.
2.11    Real Property; Leasehold. The Company does not own any real property. The Company has made available to Apricus (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company, and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.
2.12    Intellectual Property.
(a)    The Company owns, or has the right to use, as currently being used by the Company, all Company IP Rights, and with respect to Company IP Rights that are owned by the Company, has the right to bring actions for the infringement of such Company IP Rights, in each case except for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to have a Company Material Adverse Effect.
(b)    Concurrently with the execution hereof, the Company has provided to Apricus an accurate, true and complete listing of all Company Registered IP.
(c)    Section 2.12(c) of the Company Disclosure Schedule accurately identifies (i) all Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
(d)    Section 2.12(d) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which the Company has granted any license under, or any right (whether or not currently exercisable) or interest in, any Company IP Rights to any Person (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for the Company’s benefit).
(e)    The Company is not bound by, and no Company IP Rights are subject to, any Company Contract containing any covenant or other provision that in any way materially limits or restricts the ability of the Company to use, exploit, assert, enforce, sell, transfer or dispose of any such Company IP Rights anywhere in the world, in each case, in a manner that

Exhibit 2.1

would materially limit the business of the Company as currently conducted or planned to be conducted.
(f)    Except as identified in Section 2.12(f) of the Company Disclosure Schedule, to the Knowledge of the Company, the Company exclusively owns all right, title, and interest to and in Company IP Rights (other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company, as identified in Section 2.12(c) of the Company Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)    All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.
(ii)    Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any material Company IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.
(iii)    To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.
(iv)    Except as identified in Section 2.12(f)(iv) of the Company Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest.
(v)    The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as a material trade secret.

Exhibit 2.1

(vi)    The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights owned or purported to be owned by or exclusively licensed to Company to any other Person. As of the date of this Agreement, except as set forth in Section 2.12(f)(vi) of the Company Disclosure Schedule, the Company has not granted any licenses or covenants not to sue, or sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Company IP Rights to any third party, and there exists no obligation by the Company to assign, license or otherwise transfer any of the Company IP Rights to any third party.
(g)    The Company has made available to Apricus, a complete and accurate copy of all Company IP Rights Agreements required to be listed on Section 2.12(c) or Section 2.12(d) of the Company Disclosure Schedule. With respect to each such Company IP Rights Agreement: (i) each such agreement is valid and binding on the Company, as applicable, and in full force and effect, subject to the Enforceability Exceptions; (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) the Company is not, and to the Knowledge of the Company, no other party to any such agreement is, in breach or default thereof in any material respect. To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company IP Rights Agreements, nor give any third party to any such Company IP Rights Agreement the right to do any of the foregoing. Following the closing of the transactions contemplated by this Agreement, Apricus will be permitted to exercise all of the rights of the Company under such agreements to the same extent, in all material respects, the Company would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay.
(h)    To the Knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company does not violate any license or agreement between the Company and any third party, and does not infringe or misappropriate any Intellectual Property right of any third party, which violation, infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Company IP Rights or violating any license or agreement between the Company and such third party.
(i)    There is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, license or dispose of any Company IP Rights, nor has the Company received any written notice asserting that any such Company IP Rights, or the Company’s right to use, sell, license or dispose of any such Company IP Rights conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

Exhibit 2.1

(j)    Each item of Company IP Rights that is Company Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have a Company Material Adverse Effect.
(k)    No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have a Company Material Adverse Effect.
(l)    Except as set forth in the Contracts listed on Section 2.12(l) of the Company Disclosure Schedule (i) and except for Company Contracts entered into in the Ordinary Course of Business, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would be material to the Company or its business, and (ii) the Company has never assumed, or agreed to discharge or otherwise taken responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.
2.13    Agreements, Contracts and Commitments.
(a)    Section 2.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)    a Company Contract, other than a Company Employee Plan, requiring payments by the Company after the date of this Agreement in excess of $125,000 per year pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment-related, consulting or independent contractor services, not terminable by the Company on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit the Company’s ability to terminate employees at will;
(ii)    a Company Contract, other than the Company Employee Plans or the Company Stock Plan, relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

Exhibit 2.1

(iii)    a Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iv)    a Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision with respect to employees;
(v)    a Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;
(vi)    a Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity since the Company’s incorporation;
(vii)    a Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;
(viii)    a Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;
(ix)    a Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;
(x)    a Company Real Estate Lease; or
(xi)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of the Company.

Exhibit 2.1

(b)    The Company has made available to Apricus accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. The Company has not, and to the Company’s Knowledge, as of the date of this Agreement no other party to a Company Material Contract has, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.
2.14    Compliance; Permits; Restrictions.
(a)    The Company is, and since the Company’s incorporation has been, in compliance in all material respects with all applicable Laws, including the regulations adopted thereunder, and any other similar Law administered or promulgated by a Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)    The Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 2.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, limit, suspend, or materially modify any Company Permit.
(c)    There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Food and Drug Administration (“FDA”) regulations adopted thereunder, or any other similar Law administered or promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing,

Exhibit 2.1

manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).
(d)    The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency material to the conduct of the business of the Company as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. To the Knowledge of the Company, there are no facts that would be reasonably likely to result in any warning letter, untitled letter or other written notice of material violation letter from the FDA.
(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were and, if still pending, are being conducted in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of the Company has been terminated or suspended prior to completion for reasons of lack of safety or material non-compliance with applicable Laws. Since the Company’s incorporation, the Company has not received any written notices or correspondence, or other written communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated.
(f)    The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary

Exhibit 2.1

claims, actions, proceedings or investigations in respect of its business or products are pending or threatened against the Company or any of its officers, employees or agents.
2.15    Legal Proceedings; Orders.
(a)    There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves (A) the Company, (B) any Company Associate (in his or her capacity as such) or (C) any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)    Except as set forth in Section 2.15(b) of the Company Disclosure Schedule, since the Company’s incorporation, no Legal Proceeding has been pending against the Company that resulted in material liability to the Company.
(c)    There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or to any material assets owned or used by the Company.
2.16    Tax Matters.
(a)    The Company has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.
(b)    All material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
(c)    The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d)    There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.
(e)    No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or,

Exhibit 2.1

based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. Neither the Company nor any of its predecessors has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    The Company is not a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than any customary Tax indemnification provisions in Ordinary Course of Business commercial agreements or arrangements that are not primarily related to Taxes.
(h)    The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company does not have any material Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.
(i)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the last two years or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.
(j)    The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
(k)    The Company does not have a permanent establishment and is not a resident for Tax purposes in a non-U.S. jurisdiction that is outside of its jurisdiction or territory of incorporation or formation.
(l)    Neither the Company nor any of its predecessors (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).
(m)    Except as set forth on Section 2.16(m) of the Company Disclosure Schedule, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company.

Exhibit 2.1

(n)    The Company has no knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
2.17    Employee and Labor Matters; Benefit Plans.
(a)    The Company is not a party to, bound by, and has no duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including through the filing of a petition for representation election.
(b)    Section 2.17(b) of the Company Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former Company Associate (or any present or former employee, consultant or director of any trade or business (whether or not incorporated) which is a Company Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company or any Company Affiliate, or under which the Company or any Company Affiliate has any current liability or may incur liability after the date hereof (each, a “Company Employee Plan”).
(c)    With respect to Company Options granted pursuant to the Company Stock Plan, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option grant was made in accordance with the terms of the Company Stock Plan and all other applicable Laws and (iv) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date.
(d)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

Exhibit 2.1

(e)    Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.
(f)    The Company has not engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and the Company has not been assessed any civil penalty under Section 502(l) of ERISA.
(g)    No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any Company Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any Company Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.
(h)    No Company Employee Plan provides for medical or death benefits beyond termination of service, other than pursuant to COBRA or an analogous state law requirement. The Company does not sponsor or maintain any self-funded employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.
(i)    The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.
(j)    To the Knowledge of the Company, no Company Options or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. To the Knowledge of the Company, each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “409A Plan”) under which the Company makes, is obligated to make or promises to make, payments, complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Code Section 409A(a)(1).
(k)    The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), indemnification, compensation, and hours of work, and in each case, with respect to Company

Exhibit 2.1

Associates: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Company Associates, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened or reasonably anticipated against the Company or relating to any Company Associates, employment agreement, consulting agreement or Company Employee Plan (other than routine claims for benefits).
(l)    The Company has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of the Company prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
(m)    With respect to each Company Employee Plan, the Company has made available to Apricus a true and complete copy of, to the extent applicable, (i) such Company Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Company Employee Plan, (iv) the most recent summary plan description for each Company Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of the Company, and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Company Employee Plan.
(n)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union and/or union organizing activity, question concerning representation or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company, including, but not limited to, through the filing of a petition for representation election.

Exhibit 2.1

(o)    The Company is not and has not been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.
(p)    There is no contract, agreement, plan or arrangement to which the Company or any Company Affiliate is a party or by which it is bound to compensate any Company Associate for taxes paid pursuant to Sections 409A or 4999 of the Code.

2.18    Environmental Matters. Since the Company’s incorporation, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance that, either individually or in the aggregate, would not result in a Company Material Adverse Effect. Since the Company’s incorporation, the Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received since the Company’s incorporation, any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance in all material respects with or violated any Environmental Law relating to such property and (ii) the Company does not have any material liability under any Environmental Law.
2.19    Insurance. The Company has made available to Apricus accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since the Company’s incorporation, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding that is currently pending against the Company for which the Company has insurance coverage, and no such carrier has issued a

Exhibit 2.1

denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
2.20    No Financial Advisors. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
2.21    Disclosure. The information supplied by the Company for inclusion in the Proxy Statement (including any of the Company Financials) will not, as of the date of the Proxy Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in light of the circumstances under which such information will be provided, not false or misleading.
2.22    Transactions with Affiliates. Section 2.22 of the Company Disclosure Schedule describes any material transactions or relationships, since the Company’s incorporation, between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
2.23    No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Apricus nor any other person on behalf of Apricus makes any express or implied representation or warranty with respect to Apricus or with respect to any other information provided to the Company or its stockholders or Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of Apricus set forth in Section 3 (in each case as qualified and limited by the Apricus Disclosure Schedule)) neither the Company, nor any of its Representatives or stockholders has relied on any such information (including the accuracy or completeness thereof).

Section 3.    REPRESENTATIONS AND WARRANTIES OF APRICUS AND MERGER SUB
Subject to Section 10.13(h), except (i) as set forth in the written disclosure schedule delivered by Apricus to the Company (the “Apricus Disclosure Schedule”) or (ii) as disclosed in the Apricus SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any

Exhibit 2.1

disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that (x) any matter disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6; and (y) any matter disclosed in the Apricus SEC Documents will be deemed to be disclosed in a section of the Apricus Disclosure Schedule only to the extent that it is reasonably apparent from a reading of such Apricus SEC Documents that it is applicable to such section of the Apricus Disclosure Schedule, Apricus and Merger Sub represent and warrant to the Company as follows:
3.1    Due Organization; Subsidiaries.
(a)    Apricus is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.
(b)    Each of Apricus and its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Apricus Material Adverse Effect.
(c)    Apricus has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Apricus Disclosure Schedule; and neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Apricus Disclosure Schedule. Neither Apricus nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither Apricus nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither Apricus nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2    Organizational Documents. Apricus has made available to the Company accurate and complete copies of Apricus’ Organizational Documents. Apricus is not in breach or violation of its Organizational Documents in any material respect.
3.3    Authority; Binding Nature of Agreement. Apricus and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this

Exhibit 2.1

Agreement and to consummate the Contemplated Transactions. The Apricus Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Apricus and its stockholders; (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Apricus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the treatment of the Company Options pursuant to this Agreement; and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Apricus vote to approve this Agreement and the Contemplated Transactions, including the Apricus Charter Amendment and the issuance of shares of Apricus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder; (y) deemed advisable and approved this Agreement and the Contemplated Transactions; and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Apricus and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Apricus and Merger Sub, enforceable against each of Apricus and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Prior to the execution of the Apricus Stockholder Support Agreements, the Apricus Board approved the Apricus Stockholder Support Agreements and the transactions contemplated thereby.
3.4    Vote Required. The affirmative vote of the holders of a majority of the shares of Apricus Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Apricus’ capital stock necessary to approve the Apricus Stockholder Matters (the “Required Apricus Stockholder Vote”).
3.5    Non-Contravention; Consents. Subject to obtaining the Required Apricus Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by Apricus or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time), in each case except as set forth on Section 3.5 of the Apricus Disclosure Schedule:
(a)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Apricus or Merger Sub;
(b)    contravene, conflict with or result in a material violation of, or, to the Knowledge of Apricus, give any Governmental Body or other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any order, writ, injunction, judgment or decree to which Apricus or its Subsidiaries, or any of the assets owned or used by Apricus or its Subsidiaries, is subject, except as would not be material to Apricus or its business;

Exhibit 2.1

(c)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or, to the Knowledge of Apricus give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Apricus or its Subsidiaries, except as would not be material to Apricus or its business;
(d)    contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Apricus Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Apricus Material Contract; (ii) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Apricus Material Contract; (iii) accelerate the maturity or performance of any Apricus Material Contract; or (iv) cancel, terminate or modify any term of any Apricus Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(e)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by Apricus or its Subsidiaries (except for Permitted Encumbrances).
Except for (i) any Consent set forth on Section 3.5 of the Apricus Disclosure Schedule under any Apricus Contract, (ii) the Required Apricus Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Apricus is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions, which if individually or in the aggregate were not given or obtained, would be material to Apricus or its business. The Apricus Board has taken or will take all actions necessary to ensure that the restrictions applicable to business combinations in Sections 78.411-78.444, inclusive, of the NRS and acquisitions of controlling interests in Sections 78.378-78.3793, inclusive, of the NRS, and the Merger Sub Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Apricus Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Apricus Stockholder Support Agreements or any of the other Contemplated Transactions.
3.6    Capitalization.
(a)    The authorized capital stock of Apricus consists of (i) 60,000,000 shares of Apricus Common Stock, par value $0.001 per share, of which 23,441,449 shares have been issued and are outstanding as of July 27, 2018 (the “Capitalization Date”) and (ii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares have been issued and are outstanding as of the Capitalization Date. Apricus does not hold any shares of its capital stock in its treasury. As of the date of this Agreement, there are outstanding Apricus Warrants to purchase 9,415,078 shares of Apricus Common Stock. Section 3.6(a) of the Apricus Disclosure Schedule lists, as of the date of this Agreement, (A) each record holder of issued and outstanding

Exhibit 2.1

Apricus Warrants, (B) the number and type of shares subject to each such Apricus Warrant, (C) the exercise price of each such Apricus Warrant, (D) the termination date of each such Apricus Warrant and (E) whether and to what extent any holders of Apricus Warrants shall be required to exercise such Apricus Warrants prior to the Effective Time.
(b)    All of the outstanding shares of Apricus Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free from any Encumbrances. Except as set forth in Section 3.6(b) of the Apricus Disclosure Schedule, none of the outstanding shares of Apricus Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Apricus Common Stock is subject to any right of first refusal in favor of Apricus. Except as otherwise disclosed in Apricus’ filings with the SEC or contemplated herein and except as set forth in Section 3.6(b) of the Apricus Disclosure Schedule, there is no Apricus Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Apricus Common Stock. Apricus is not under any obligation, nor is Apricus bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Apricus Common Stock or other securities. There are no repurchase rights held by Apricus with respect to shares of Apricus Common Stock (including shares issued pursuant to the exercise of stock options).
(c)    Except for the Apricus 2012 Stock Long Term Incentive Plan and the Apricus 2006 Stock Incentive Plan, each as amended (the “Apricus Stock Plans”), and except as set forth on Section 3.6(c) of the Apricus Disclosure Schedule, Apricus does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, Apricus has reserved 1,783,715 shares of Apricus Common Stock for issuance under the Apricus Stock Plans, of which 1,063,467 shares are subject to outstanding Apricus Options granted under the Apricus Stock Plans, 580,584 shares are subject to outstanding Apricus RSUs, and 139,664 shares remain available for future issuance pursuant to the Apricus Stock Plans. Section 3.6(c) of the Apricus Disclosure Schedule sets forth the following information with respect to each Apricus Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the number of shares of Apricus Common Stock subject to such Apricus Option at the time of grant; (iii) the number of shares of Apricus Common Stock subject to such Apricus Option as of the date of this Agreement; (iv) the exercise price of such Apricus Option; (v) the date on which such Apricus Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the date of this Agreement and any acceleration provisions; (vii) the date on which such Apricus Option expires; and (viii) whether such Apricus Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Section 3.6(c) of the Apricus Disclosure Schedule sets forth the following information with respect to each Apricus RSU outstanding as of the date of this Agreement: (i) the name of the grantee; (ii) the number of shares of Apricus Common Stock subject to such Apricus RSU at the time of grant; (iii) the number of shares of Apricus Common Stock subject to such Apricus RSU as of the date of this Agreement; (iv) the date on which such Apricus RSU was granted; and (v) the applicable vesting schedule. Apricus has made available to the Company accurate and

Exhibit 2.1

complete copies of the Apricus Stock Plans and the forms of all award agreements evidencing the equity-based awards granted thereunder.
(d)    Except for the outstanding Apricus Warrants, Apricus Options and Apricus RSUs set forth on Section 3.6(a) and Section 3.6(c) of the Apricus Disclosure Schedule, respectively, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Apricus or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Apricus or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Apricus or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that is reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Apricus or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Apricus or any of its Subsidiaries.
(e)    All outstanding shares of Apricus Common Stock, Apricus Warrants, Apricus Options, Apricus RSUs and other securities of Apricus have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.
3.7    SEC Filings; Financial Statements.
(a)    Apricus has delivered to the Company accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Apricus with the SEC since January 1, 2018 (the “Apricus SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. Except as set forth on Section 3.7(a) of the Apricus Disclosure Schedule, all material statements, reports, schedules, forms and other documents required to have been filed by Apricus or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Apricus SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Apricus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Apricus SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 3.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

Exhibit 2.1

(b)    The financial statements (including any related notes) contained or incorporated by reference in the Apricus SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of Apricus as of the respective dates thereof and the results of operations and cash flows of Apricus for the periods covered thereby. Other than as expressly disclosed in the Apricus SEC Documents filed prior to the date hereof, there has been no material change in Apricus’ accounting methods or principles that would be required to be disclosed in Apricus’ financial statements in accordance with GAAP. The books of account and other financial records of Apricus and each of its Subsidiaries are true and complete in all material respects.
(c)    Apricus’ independent registered accounting firm has at all times since the date Apricus become subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Apricus, “independent” with respect to Apricus within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Apricus, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d)    Except as set forth on Section 3.7(d) of the Apricus Disclosure Schedule, Apricus has not received any comment letter from the SEC or the staff thereof or any correspondence from officials of Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Apricus Common Stock on Nasdaq. Apricus has not disclosed any unresolved comments in the Apricus SEC Documents.
(e)    Since January 1, 2015, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of Apricus, the Apricus Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)    Except as set forth in Section 3.7(f) of the Apricus Disclosure Schedule, Apricus is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.
(g)    Apricus maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Apricus maintains records that in

Exhibit 2.1

reasonable detail accurately and fairly reflect Apricus’ transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Apricus Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Apricus’ assets that could have a material effect on Apricus’ financial statements. Apricus has evaluated the effectiveness of Apricus’ internal control over financial reporting as of December 31, 2017, and, to the extent required by applicable Law, presented in any applicable Apricus SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Apricus has disclosed to Apricus’ independent registered accounting firm and the Audit Committee of the Apricus Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Apricus’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Apricus’ internal control over financial reporting. Apricus has not identified any material weaknesses in the design or operation of Apricus’ internal control over financial reporting.
(h)    Apricus’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Apricus in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Apricus’ management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.
3.8    Absence of Changes. Except as set forth on Section 3.8 of the Apricus Disclosure Schedule, between December 31, 2017 and the date of this Agreement, Apricus has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Apricus Material Adverse Effect.
3.9    Absence of Undisclosed Liabilities. As of the date hereof, Apricus does not have any Liability, individually or in the aggregate, except for: (a) Liabilities disclosed, reflected or reserved against in the Apricus Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Apricus since the date of the Apricus Balance Sheet in the Ordinary Course of Business and which are not in excess of $250,000, in the aggregate; (c) Liabilities for performance of obligations of Apricus under Apricus Contracts, Apricus Stock Plans or Apricus Employee Plans; (d) Liabilities incurred in connection with the Contemplated Transactions; and (e) Liabilities listed in Section 3.9 of the Apricus Disclosure Schedule.
3.10    Title to Assets. Each of Apricus and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible

Exhibit 2.1

properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to Apricus or its business, including: (a) all assets reflected on the Apricus Balance Sheet; and (b) all other assets reflected in the books and records of Apricus or any of its Subsidiaries as being owned by Apricus or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by Apricus or its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11    Real Property; Leasehold. Neither Apricus nor any of its Subsidiaries owns any real property. Apricus has made available to the Company (a) an accurate and complete list of all real properties with respect to which Apricus directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Apricus, and (b) copies of all leases under which any such real property is possessed (the “Apricus Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.
3.12    Intellectual Property.
(a)    Except as set forth in Section 3.12(a) of the Apricus Disclosure Schedule, Apricus, directly or through any of its Subsidiaries, owns, or has the right to use, as currently being used by Apricus or its Subsidiaries, all Apricus IP Rights, and with respect to Apricus IP Rights that are owned by Apricus or its Subsidiaries, has the right to bring actions for the infringement of such Apricus IP Rights, in each case except for any failure to own, have such rights to use, or have such rights to bring actions for infringement that would not reasonably be expected to have an Apricus Material Adverse Effect.
(b)    Concurrently with the execution hereof, Apricus has provided to the Company an accurate, true and complete listing of all Apricus Registered IP.
(c)    Section 3.12(c) of the Apricus Disclosure Schedule accurately identifies (i) all Apricus Contracts pursuant to which Apricus IP Rights are licensed to Apricus or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Apricus’ or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials and (C) any confidential information provided under confidentiality agreements), and (ii) whether the license or licenses granted to Apricus or any of its Subsidiaries are exclusive or non-exclusive.
(d)    Section 3.12(d) of the Apricus Disclosure Schedule accurately identifies each Apricus Contract pursuant to which Apricus or its Subsidiaries granted any license under, or any right (whether or not currently exercisable) or interest in, any Apricus IP Rights to any Person (other than (i) any confidential information provided under confidentiality agreements and (ii) any Apricus IP Rights non-exclusively licensed to suppliers or service providers for the sole purpose of enabling such supplier or service providers to provide services for Apricus’ benefit).

Exhibit 2.1

(e)    Except as set forth in Section 3.12(e) of the Apricus Disclosure Schedule, neither Apricus nor any of its Subsidiaries is bound by, and no Apricus IP Rights are subject to, any Apricus Contract containing any covenant or other provision that in any way materially limits or restricts the ability of Apricus to use, exploit, assert, enforce, sell, transfer or dispose of any such Apricus IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of Apricus as currently conducted or planned to be conducted.
(f)    Except as identified in Section 3.12(f) of the Apricus Disclosure Schedule, to the Knowledge of the Apricus, Apricus or one of its Subsidiaries exclusively owns all right, title, and interest to and in Apricus IP Rights (other than (i) Apricus IP Rights exclusively and non-exclusively licensed to Apricus or one of its Subsidiaries, as identified in Section 3.12(c) of the Apricus Disclosure Schedule, (ii) any non-customized software that (A) is licensed to the Apricus solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Apricus’ or any of its Subsidiary’s products or services and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)    All documents and instruments necessary to register or apply for or renew registration of Apricus Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not reasonably be expected to have an Apricus Material Adverse Effect.
(ii)    Each Person who is or was an employee or contractor of Apricus or any of its Subsidiaries and who is or was involved in the creation or development of any material Apricus IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Apricus and confidentiality provisions protecting trade secrets and confidential information of Apricus.
(iii)    To the Knowledge of Apricus, no current or former stockholder, officer, director, or employee of Apricus or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Apricus IP Rights purported to be owned by Apricus. To the Knowledge of Apricus, no employee of Apricus is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Apricus IP Rights purported to be owned by Apricus or confidentiality provisions protecting trade secrets and confidential information comprising Apricus IP Rights purported to be owned by the Apricus.
(iv)    Except as identified in Section 3.12(f)(iv) of the Apricus Disclosure Schedule, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Apricus IP Rights in which Apricus has an ownership interest.

Exhibit 2.1

(v)    Apricus and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Apricus or such Subsidiary holds, or purports to hold, as a material trade secret.
(vi)    Neither Apricus nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Apricus IP Rights owned or purported to be owned by or exclusively licensed to Apricus to any other Person. As of the date of this Agreement, except as set forth in Section 3.12(f)(vi) of the Apricus Disclosure Schedule, Apricus has not granted any licenses or covenants not to sue, or sold or otherwise transferred (other than standard licenses or rights to use granted to customers, suppliers or service providers in the Ordinary Course of Business) any of the Apricus IP Rights to any third party, and there exists no obligation by Apricus or any of its Subsidiaries to assign, license or otherwise transfer any of the Apricus IP Rights to any third party.
(g)    Apricus has delivered, or made available to the Company, a complete and accurate copy of all Apricus IP Rights Agreements required to be listed on Section 3.12(c) or Section 3.12(d) of the Apricus Disclosure Schedule. With respect to each such Apricus IP Rights Agreement: (i) each such agreement is valid and binding on Apricus or its Subsidiaries, as applicable, and in full force and effect, subject to the Enforceability Exceptions; (ii) Apricus has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived; and (iii) neither Apricus nor its Subsidiaries, and to the Knowledge of Apricus, no other party to any such agreement, is in breach or default thereof in any material respect. To the Knowledge of Apricus, the consummation of the transactions contemplated by this Agreement will neither result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any such Apricus IP Rights Agreement, nor give any third party to any such Apricus IP Rights Agreement the right to do any of the foregoing. Following the closing of the transactions contemplated by this Agreement, Apricus will be permitted to exercise all of the rights of Apricus under such agreements to the same extent, in all material respects, Apricus would have been able had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Apricus would otherwise be required to pay.
(h)    To the Knowledge of Apricus, neither the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by Apricus or any of its Subsidiaries does not violate any license or agreement between Apricus and any third party, and, to the Knowledge of Apricus, does not infringe or misappropriate any Intellectual Property right of any third party, which violation, infringement or misappropriation would reasonably be expected to have an Apricus Material Adverse Effect. To the Knowledge of Apricus, no third party is infringing upon any Apricus IP Rights or violating any license or agreement between Apricus and such third party.
(i)    Except as set forth on Section 3.12(i) of the Apricus Disclosure Schedule, there is no current or pending Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity,

Exhibit 2.1

ownership or right to use, sell, license or dispose of any Apricus IP Rights, nor has Apricus or any of its Subsidiaries received any written notice asserting that any such Apricus IP Rights, or Apricus’ or any of its Subsidiaries’ right to use, sell, license or dispose of any such Apricus IP Rights conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.
(j)    Each item of Apricus IP Rights that is Apricus Registered IP is and at all times has been filed and maintained in compliance with all applicable Laws and all filings, payments, and other actions required to be made or taken to maintain such item of Apricus Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not reasonably be expected to have an Apricus Material Adverse Effect.
(k)    No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Apricus or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have an Apricus Material Adverse Effect.
(l)    Except as set forth in the Contracts listed on Section 3.12(l) of the Apricus Disclosure Schedule (i) and except for Apricus Contracts entered into in the Ordinary Course of Business, neither Apricus nor any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, in each case, that would be material to Apricus or its business, and (ii) neither Apricus nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility is material and remains in force as of the date of this Agreement.
3.13    Agreements, Contracts and Commitments.
(a)    Section 3.13 of the Apricus Disclosure Schedule identifies each Apricus Contract that is in effect as of the date of this Agreement (each a “Apricus Material Contract” and collectively, the “Apricus Material Contracts”) and is:
(i)    an Apricus Contract, other than an Apricus Employee Plan, requiring payments by Apricus after the date of this Agreement in excess of $125,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any Apricus Associate, or entity providing employment related, consulting or independent contractor services, not terminable by Apricus on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Apricus’ ability to terminate employees at will;
(ii)    an Apricus Contract, other than the Apricus Employee Plans or the Apricus Stock Plans, relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or

Exhibit 2.1

the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;
(iii)    an Apricus Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(iv)    an Apricus Contract containing (A) any covenant limiting the freedom of Apricus to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision with respect to employees;
(v)    an Apricus Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;
(vi)    an Apricus Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity since January 1, 2015;
(vii)    an Apricus Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Apricus or any loans or debt obligations with officers or directors of Apricus;
(viii)    an Apricus Contract requiring payment by or to Apricus after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Apricus; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Apricus has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Apricus has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Apricus; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Apricus or any Contract to sell, distribute or commercialize any products or service of Apricus, in each case, except for Apricus Contracts entered into in the Ordinary Course of Business;
(ix)    an Apricus Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Apricus in connection with the Contemplated Transactions;
(x)    each Apricus Real Estate Lease; or

Exhibit 2.1

(xi)    any other Apricus Contract that is not terminable at will (with no penalty or payment) by Apricus, and (A) which involves payment or receipt by Apricus after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of Apricus.
(b)    Apricus has delivered or made available to the Company accurate and complete copies of all Apricus Material Contracts, including all amendments thereto. Except as set forth in Section 3.13(b) of the Apricus Disclosure Schedule, there are no Apricus Material Contracts that are not in written form. Apricus has not nor, to Apricus’ Knowledge as of the date of this Agreement, has any other party to an Apricus Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Apricus Material Contract in such manner as would permit any other party to cancel or terminate any such Apricus Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Apricus Material Adverse Effect. As to Apricus, as of the date of this Agreement, each Apricus Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Apricus Material Contract to change, any material amount paid or payable to Apricus under any Apricus Material Contract or any other material term or provision of any Apricus Material Contract.
3.14    Compliance; Permits; Restrictions.
(a)    Apricus and each of its Subsidiaries are, and since January 1, 2015, have been in compliance in all material respects with all applicable Laws, including the regulations adopted thereunder, and any other similar Law administered or promulgated by a Drug Regulatory Agency, except for any noncompliance, either individually or in the aggregate, which would not be material to Apricus. Except as set forth in Section 3.14 of the Apricus Disclosure Schedule, no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of Apricus, threatened against Apricus. There is no agreement, judgment, injunction, order or decree binding upon Apricus which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Apricus, any acquisition of material property by Apricus or the conduct of business by Apricus as currently conducted, (ii) is reasonably likely to have an adverse effect on Apricus’ ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)    Each of Apricus and Merger Sub holds all required Governmental Authorizations which are material to the operation of the business of Apricus and Merger Sub as currently conducted (collectively, the “Apricus Permits”). Section 3.14(b) of the Apricus Disclosure Schedule identifies each Apricus Permit. Each of Apricus and Merger Sub is in material compliance with the terms of the Apricus Permits. No Legal Proceeding is pending or, to the Knowledge of Apricus, threatened, which seeks to revoke, limit, suspend, or materially modify any Apricus Permit.

Exhibit 2.1

(c)    There are no proceedings pending or, to the Knowledge of Apricus, threatened with respect to an alleged material violation by Apricus of the FDCA, FDA regulations adopted thereunder, or any other similar Law administered or promulgated by a Drug Regulatory Agency.
(d)    Apricus and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency material to the conduct of the business of Apricus and Merger Sub as currently conducted, and, as applicable, the development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Apricus Product Candidates”) (the “Apricus Regulatory Permits”) and no such Apricus Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Each of Apricus and Merger Sub is in compliance in all material respects with the Apricus Regulatory Permits and neither Apricus nor Merger Sub has received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Apricus Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Apricus Regulatory Permit. To the Knowledge of Apricus, there are no facts that would be reasonably likely to result in any warning letter, untitled letter or other written notice of material violation letter from the FDA.
(e)    All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Apricus or in which Apricus or its respective products or product candidates, including the Apricus Product Candidates, have participated were and, if still pending, are being conducted in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. No preclinical or clinical trial conducted by or on behalf of Apricus has been terminated or suspended prior to completion for reasons of lack of safety or material non-compliance with applicable Laws. Since January 1, 2015, neither Apricus nor Merger Sub has received any written notices or correspondence, or other written communications from any Drug Regulatory Agency requiring or, to the Knowledge of Apricus, threatening to initiate, the termination, suspension or material modification of any clinical studies conducted by or on behalf of, or sponsored by, Apricus or in which Apricus or its current products or product candidates, including the Apricus Product Candidates, have participated. To the extent required, all clinical trials conducted by or on behalf of Apricus have been registered on, and trial results have been reported on, the United States National Institutes of Health Website, www.clinicaltrials.gov, in accordance with 42 U.S.C. § 282(j), and are listed in accordance with any applicable additional state and local law requirements.
(f)    Neither Apricus nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Apricus, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Apricus, Apricus has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products

Exhibit 2.1

that has violated or would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Apricus, Merger Sub, or, to the Knowledge of Apricus, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that has resulted in or could result in debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Apricus, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Apricus or any of its officers, employees or agents.
3.15    Legal Proceedings; Orders.
(a)    Except as set forth in Section 3.15(a) of the Apricus Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Apricus, no Person (including any participant in any of Apricus’ clinical trials) has, since January 1, 2015, threatened in writing to commence any Legal Proceeding: (i) that involves Apricus or any Apricus Associate (in his or her capacity as such) or any of the material assets owned or used by Apricus; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)    Except as set forth in Section 3.15(b) of the Apricus Disclosure Schedule, since January 1, 2015, no Legal Proceeding has been pending against Apricus that resulted in material liability to Apricus.
(c)    There is no order, writ, injunction, judgment or decree to which Apricus, or any of the material assets owned or used by Apricus is subject. To the Knowledge of Apricus, no officer or other Key Employee of Apricus is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Apricus or to any material assets owned or used by Apricus.
3.16    Tax Matters.
(a)    Apricus and each of its Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no claim has ever been made by an authority in a jurisdiction where Apricus or any of its Subsidiaries does not file Tax Returns that Apricus or such Subsidiary, as applicable, is subject to taxation by that jurisdiction.
(b)    All material Taxes due and owing by Apricus or any of its Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. Since the date of the Apricus Balance Sheet, neither Apricus nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

Exhibit 2.1

(c)    Apricus and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d)    There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Apricus or any of its Subsidiaries.
(e)    No deficiencies for material Taxes with respect to Apricus or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) material audits, assessments or other actions for or relating to any liability in respect of Taxes of Apricus or any of its Subsidiaries. Neither Apricus nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(f)    Neither Apricus nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    Neither Apricus nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than any customary Tax indemnification provisions in Ordinary Course of Business commercial agreements or arrangements that are not primarily related to Taxes.
(h)    Neither Apricus nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Apricus). Neither the Apricus nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor.
(i)    Neither Apricus nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the last two years or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.
(j)    Neither Apricus nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
(k)    Neither Apricus nor any of its Subsidiaries has a permanent establishment or is resident for Tax purposes in a non-U.S. jurisdiction that is outside of its jurisdiction or territory of incorporation or formation.

Exhibit 2.1

(l)    Neither Apricus nor any of its Subsidiaries (or any of their respective predecessors) (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code, or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulations Section 301.7701-5(a).
(m)    Except as set forth on Section 3.16(m) of the Apricus Disclosure Schedule, no entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to Apricus or any of its Subsidiaries.
(n)    Neither Apricus nor any of its Subsidiaries has knowledge of any facts or has taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.17    Employee and Labor Matters; Benefit Plans.
(a)    Neither Apricus nor any of its Subsidiaries is a party to, bound by, and has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Apricus, purporting to represent or seeking to represent any employees of Apricus or any of its Subsidiaries, including through the filing of a petition for representation election.
(b)    Section 3.17(b) of the Apricus Disclosure Schedule lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar material fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any present or former Apricus Associate (or any present or former employee, consultant or director of any trade or business (whether or not incorporated) which is an Apricus Affiliate) or which is maintained by, administered or contributed to by, or required to be contributed to by, Apricus, or any Apricus Affiliate, or under which Apricus or any Apricus Affiliate has incurred or may incur any liability (each, an “Apricus Employee Plan”).
(c)    With respect to Apricus Options granted pursuant to the Apricus Stock Plans, (i) each Apricus Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Apricus Option was duly authorized no later than the date on which the grant of such Apricus Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Apricus Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto,

Exhibit 2.1

(iii) each Apricus Option grant was made in accordance with the terms of the Apricus Stock Plans and all other applicable Laws and (iv) the per share exercise price of each Apricus Option was not less than the fair market value of a share of Apricus Common Stock on the applicable Grant Date.
(d)    With respect to each Apricus Employee Plan, Apricus has made available to the Company a true and complete copy of, to the extent applicable, (i) such Apricus Employee Plan, (ii) the most recent annual report (Form 5500) as filed with the IRS, (iii) each currently effective trust agreement related to such Apricus Employee Plan, (iv) the most recent summary plan description for each Apricus Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions in the possession of Apricus, and (v) the most recent IRS determination or opinion letter or analogous ruling under foreign law issued with respect to any Apricus Employee Plan.
(e)    Each Apricus Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Apricus, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Apricus Employee Plan or the exempt status of any related trust.
(f)    Each Apricus Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Law, including the Code and ERISA.
(g)    No Apricus Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Apricus nor any Apricus Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Apricus Employee Plan is a Multiemployer Plan, and neither Apricus nor any Apricus Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Apricus Employee Plan is a Multiple Employer Plan.
(h)    Except as set forth in Section 3.17(h) of the Apricus Disclosure Schedule, no Apricus Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Apricus Employee Plan qualified under Section 401(a) of the Code. Apricus does not sponsor or maintain any self-funded employee benefit plan. No Apricus Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.
(i)    With respect to Apricus Options and Apricus RSUs granted pursuant to the Apricus Stock Plans, each Apricus Option and Apricus RSU grant was made in accordance with the terms of the Apricus Stock Plan pursuant to which it was granted and, to the Knowledge of Apricus, all other applicable Law and regulatory rules or requirements.

Exhibit 2.1

(j)    To the Knowledge of Apricus, no Apricus Options, Apricus RSUs or other equity-based awards issued or granted by Apricus are subject to the requirements of Code Section 409A. To the Knowledge of Apricus, each 409A Plan under which Apricus makes, is obligated to make or promises to make, payments complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any 409A Plan is or, to the Knowledge of Apricus will be, subject to the penalties of Code Section 409A(a)(1).
(k)    Apricus is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, indemnification, and hours of work, and in each case, with respect to Apricus Associates: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Apricus Associates, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Apricus Associates (other than routine payments to be made in the Ordinary Course of Business). There are no actions, suits, claims or administrative matters pending or, to the Knowledge of Apricus, threatened or reasonably anticipated against Apricus relating to any
Apricus Associate, employment agreement, consulting agreement or Apricus Employee Plan (other than routine claims for benefits).
(l)    Apricus has no material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages. Apricus has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Apricus prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.
(m)    There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union and/or union organizing activity, question concerning representation or any similar activity or dispute, affecting Apricus. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. Apricus is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the

Exhibit 2.1

Knowledge of Apricus, purporting to represent or seeking to represent any employees of the Apricus, including, but not limited to, through the filing of a petition for representation election.
(n)    Apricus is not, nor has Apricus been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Apricus, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Apricus Associate, including charges of unfair labor practices or discrimination complaints.
(o)    There is no contract, agreement, plan or arrangement to which Apricus or any Apricus Affiliate is a party or by which it is bound to compensate any Apricus Associate for taxes paid pursuant to Sections 409A or 4999 of the Code.
(p)    Apricus is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of section 280G of the Code.
3.18    Environmental Matters. Except as set forth on Section 3.18 of the Apricus Disclosure Schedule, since January 1, 2015, Apricus and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Apricus of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in an Apricus Material Adverse Effect. Except as set forth on Section 3.18 of the Apricus Disclosure Schedule, neither Apricus nor any of its Subsidiaries has received since January 1, 2015, any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Apricus is not in compliance with any Environmental Law, and, to the Knowledge of Apricus, there are no circumstances that may prevent or interfere with Apricus’ or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have an Apricus Material Adverse Effect. Except as set forth on Section 3.18 of the Apricus Disclosure Schedule, to the Knowledge of Apricus: (i) no current or prior owner of any property leased or controlled by Apricus or any of its Subsidiaries has received since January 1, 2015, any written notice or other communication relating to property owned or leased at any time by Apricus or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Apricus or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Apricus nor any of its Subsidiaries has no material liability under any Environmental Law.
3.19    Insurance. Apricus has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Apricus and each of its

Exhibit 2.1

Subsidiaries. Each of such insurance policies is in full force and effect and Apricus and its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, except as set forth on Section 3.19 of the Apricus Disclosure Schedule, since January 1, 2015, neither Apricus nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Apricus and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Apricus or such Subsidiary for which Apricus has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Apricus or any of its Subsidiaries of its intent to do so.
3.20    No Financial Advisors. Except as set forth on Section 3.20 of the Apricus Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Apricus.
3.21    Transactions with Affiliates. Except as set forth in the Apricus SEC Documents filed prior to the date of this Agreement, since the date of Apricus’ last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Apricus pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.21 of the Apricus Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Apricus as of the date of this Agreement
3.22    Valid Issuance. The Apricus Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
3.23    No Other Representations or Warranties. Apricus hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Apricus, any of its Subsidiaries or their respective stockholders or Affiliates in connection with the transactions contemplated hereby, and (subject to the express representations and warranties of the Company set forth in Section 2 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Apricus, its Subsidiaries or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4.    CERTAIN COVENANTS OF THE PARTIES
4.1    Operation of Apricus’ Business.

Exhibit 2.1

(a)    Except as set forth on Section 4.1(a) of the Apricus Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time (the “Pre-Closing Period”): Apricus shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Apricus Material Contracts.
(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.1(b) of the Apricus Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Apricus shall not:
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Apricus Common Stock from terminated Apricus Associates or in connection with the satisfaction of Tax withholding obligations with respect to Apricus RSUs);
(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security (except for Apricus Common Stock issued upon the valid exercise of outstanding Apricus Options or Apricus Warrants or vesting of outstanding Apricus RSUs); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security;
(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions; provided, however, that Apricus shall not unreasonably withhold, delay or condition any consent to effectuate a forward or reverse stock split of the Company Common Stock;
(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $100,000;
(vi)     other than as required by applicable Law or the terms of an Apricus Employee Plan in effect as of the date hereof, (A) adopt, establish or enter into any Apricus Employee Plan; (B) cause or permit any Apricus Employee Plan to be amended; (C)

Exhibit 2.1

other than in the Ordinary Course of Business, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Apricus Associate; (D) increase the severance or change of control benefits offered to any current or new Apricus Associate or (E) hire any new employees, consultants or independent contractors;
(vii)    enter into any material transaction;
(viii)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Apricus IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(ix)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;
(x)    except in the Ordinary Course of Business and consistent with past practice, make, change or revoke any material Tax election, file any material amendment to any Tax Return, settle or compromise any material Tax liability, or adopt or change any material accounting method in respect of Taxes;
(xi)    enter into, materially amend or terminate any Apricus Material Contract;
(xii)    make any expenditures or incur any Liabilities in amounts that exceed the limitations set forth in the Apricus operating budget delivered to the Company concurrently with the execution of this Agreement in an amount that exceeds, in the aggregate, $500,000; or
(xiii)    agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Apricus prior to the Effective Time. Prior to the Effective Time, Apricus shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
4.2    Operation of the Company’s Business.
(a)    Except as set forth on Section 4.2(a) of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Apricus shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period: the Company shall conduct its business and operations in the Ordinary Course of Business and in compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

Exhibit 2.1

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 4.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law or (iv) with the prior written consent of Apricus (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not:
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated Company Associates);
(ii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company (except for shares of Company Common Stock issued upon the valid exercise of outstanding Company Options or upon conversion of outstanding Company Notes); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company;
(iii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $100,000;
(vi)    other than as required by applicable Law, the terms of a Company Employee Plan or in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended; (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any Company Associate; or (D) increase the severance or change of control benefits offered to any current or new Company Associate;
(vii)    enter into any material transaction outside the Ordinary Course of Business;
(viii)    acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

Exhibit 2.1

(ix)    sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(x)    except in the Ordinary Course of Business and consistent with past practice, make, change or revoke any material Tax election; file any material amendment to any Tax Return, settle or compromise any material Tax liability, or adopt or change any material accounting method in respect of Taxes;
(xi)    enter into, materially amend or terminate any Company Material Contract;
(xii)    amend or terminate the Ligand Agreement or the Vyera Agreement;
(xiii)    make any expenditures or incur any Liabilities in amounts that exceed the limitations set forth in the Company operating budget delivered to Apricus concurrently with the execution of this Agreement in an amount that exceeds, in the aggregate, $500,000; or
(xiv)    agree, resolve or commit to do any of the foregoing.
(c)    Nothing contained in this Agreement shall give Apricus, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
(d)    Nothing contained in this Agreement shall prohibit or restrict the Company from taking any action necessary or appropriate (including marketing efforts) to authorize, issue or sell up to $1,000,000 of principal amount of Company Notes on or after the date of this Agreement and prior to the Effective Time.
(e)    Nothing contained in this Agreement shall prohibit or restrict the Company from taking any action necessary or appropriate (including marketing efforts) to authorize, issue or sell not less than equity securities (including securities convertible, exercisable or exchangeable into such equity securities) of the Company prior to the Effective Time or of Apricus concurrent with or following the Effective Time; provided, however, that the Company shall obtain the consent of Apricus (such consent not to be unreasonably withheld, conditioned or delayed) prior to executing any stock purchase agreement or other definitive agreements related to such financing.
(f)    Nothing contained in this Agreement shall prohibit or restrict the Company from taking any action necessary or appropriate to amend the Company Notes to ensure that the Company Notes outstanding immediately prior to the Effective Time shall be treated in accordance with Section 5.5.

Exhibit 2.1

4.3    Access and Investigation. Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Apricus, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries; (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate and; (d) provide the other Party with copies, when available, of unaudited financial statements or management accounts, and communications sent by or on behalf of such Party to its stockholders or any notice, report or other document filed with or sent to or received from any Governmental Body in connection with the Contemplated Transactions. Any investigation conducted by either Apricus or the Company pursuant to this Section 4.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.
Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Law applicable to such Party requires such Party to restrict or prohibit access to any such properties or information.

4.4    No Solicitation. Each of Apricus and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and Section 5.3); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 4.4 and subject to compliance with this Section 4.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company, or the Required Apricus Stockholder Vote in the case of Apricus), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors

Exhibit 2.1

determines in good faith, after consultation with such Party’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 4.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the board of directors of such Party under applicable Law; (C) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) substantially contemporaneously with furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.4 by such Party for purposes of this Agreement.
(a)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto. In addition to the foregoing, Apricus shall provide the Company with at least one Business Day’s written notice of a meeting of the Apricus Board (or any committee thereof) at which the Apricus Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.
(b)    Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.
4.5    Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Apricus, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (b) any Legal Proceeding

Exhibit 2.1

against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party; (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement; or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 and 8, as applicable, impossible or materially less likely. No notification given to a Party pursuant to this Section 4.5 shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Party providing such notification or any of such Party’s Subsidiaries contained in this Agreement or the Company Disclosure Schedule or the Apricus Disclosure Schedule, as appropriate, for purposes of Sections 6, 7 and 8, as applicable.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES
5.1    Registration Statement; Proxy Statement.
(a)    As promptly as practicable (and no later than 30 days) after the date of this Agreement, the Parties shall prepare, and Apricus shall cause to be filed with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Apricus covenants and agrees that the Proxy Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information provided by the Company to Apricus for inclusion in the Proxy Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, Apricus makes no covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of its Representatives specifically for inclusion therein. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC prior to the filing thereof with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Apricus’ stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Affiliates and such Party’s stockholders that may be

Exhibit 2.1

required or reasonably requested in connection with any action contemplated by this Section 5.1. If Apricus, Merger Sub or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Apricus stockholders.
(b)    Prior to the Effective Time, Apricus shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Apricus Common Stock to be issued in the Merger (to the extent required) shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the applicable record date for determining the holders of Company Capital Stock entitled to notice of and to vote pursuant to the Company Stockholder Written Consent; provided, however, that Apricus shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.
(c)    The Company shall reasonably cooperate with Apricus and provide, and require its Representatives to provide, Apricus and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Registration Statement or reasonably requested by Apricus to be included in the Registration Statement. Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Apricus a letter of the Company’s independent accounting firm, dated no more than two Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to Apricus), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
5.2    Company Stockholder Written Consent.
(a)    Promptly after the Registration Statement shall have been declared effective under the Securities Act, and in any event no later than five Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

Exhibit 2.1

(b)    Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 5.2(b) shall be subject to Apricus’ advance review and reasonable approval.
(c)    The Company agrees that, subject to Section 5.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Apricus, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Apricus or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.
(d)    Notwithstanding anything to the contrary contained in Section 5.2(c), and subject to compliance with Section 4.4 and Section 5.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Apricus (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Company Notice Period (as defined below), negotiate with Apricus in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after Apricus shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in

Exhibit 2.1

good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that Apricus receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer. In the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Apricus with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended.
(e)    Other than in connection with a bona fide written Superior Offer (which shall be subject to Section 5.2(d)), the Company Board may make a Company Board Adverse Recommendation Change in response to a Company Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (B) Apricus receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Change in Circumstance Notice”); and (C) (1) the Company shall have specified the Company Change in Circumstance in reasonable detail, (2) the Company shall have given Apricus four Business Days after the Company Change in Circumstance Notice to propose revisions to the terms of this Agreement or make another proposal so that such Company Change in Circumstance would no longer necessitate a Company Board Adverse Recommendation Change, and shall have negotiated in good faith with Apricus with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Apricus, if any, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Board Adverse Recommendation Change in response to such Company Change in Circumstance would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. For the avoidance of doubt, the provisions of this Section 5.2(e) shall also apply to any material change to the facts and circumstances relating to such Company Change in Circumstance and require a new Company Change in Circumstance Notice, except that the references to four Business Days shall be deemed to be three Business Days.
(f)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited

Exhibit 2.1

or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.
5.3    Apricus Stockholders’ Meeting.
(a)    Apricus shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Apricus Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including the issuance of the shares of Apricus Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the Apricus Reverse Stock Split and the Apricus Charter Amendment (collectively, the “Apricus Stockholder Matters” and such meeting, the “Apricus Stockholders’ Meeting”). The Apricus Stockholders’ Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Apricus shall take reasonable measures to ensure that all proxies solicited in connection with the Apricus Stockholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Apricus Stockholders’ Meeting, or a date preceding the date on which the Apricus Stockholders’ Meeting is scheduled, Apricus reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Apricus Stockholder Vote, whether or not a quorum would be present or (ii) it will not have sufficient shares of Apricus Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Apricus Stockholders’ Meeting, Apricus may postpone or adjourn, or make one or more successive postponements or adjournments of, the Apricus Stockholders’ Meeting as long as the date of the Apricus Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 30 calendar days in connection with any postponements or adjournments.
(b)    Apricus agrees that, subject to Section 5.3(c): (i) the Apricus Board shall recommend that the holders of Apricus Common Stock vote to approve the Apricus Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Apricus Board recommends that Apricus’ stockholders vote to approve the Apricus Stockholder Matters (the recommendation of the Apricus Board being referred to as the “Apricus Board Recommendation”); and (iii) the Apricus Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Apricus Board shall not publicly propose to withhold, amend, withdraw or modify the Apricus Board Recommendation) in a manner adverse to the Company, and no resolution by the Apricus Board or any committee thereof to withdraw or modify the Apricus Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Apricus Board Adverse Recommendation Change”).
(c)    Notwithstanding anything to the contrary contained in Section 5.3(b), and subject to compliance with Section 4.4 and Section 5.3, if at any time prior to the approval of Apricus Stockholder Matters by the Required Apricus Stockholder Vote, Apricus receives a bona fide written Superior Offer, the Apricus Board may make an Apricus Board Adverse

Exhibit 2.1

Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, (i) the Apricus Board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Apricus Board Adverse Recommendation Change would reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (ii) Apricus has, and has caused its financial advisors and outside legal counsel to, during the Apricus Notice Period (as defined below), negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after the Company shall have delivered to Apricus a written offer to alter the terms or conditions of this Agreement during the Apricus Notice Period, the Apricus Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Apricus Board Recommendation would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that the Company receives written notice from Apricus confirming that the Apricus Board has determined to change its recommendation at least four Business Days in advance of such Apricus Board Adverse Recommendation Change, (the “Apricus Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Apricus Board Adverse Recommendation Change and, if such reasons are related to a Superior Offer, written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer. In the event of any material amendment to any Superior Offer, Apricus shall be required to provide the Company with notice of such material amendment and the Apricus Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Apricus Notice Period following such notification during which the parties shall comply again with the requirements of this Section 5.3(c) and the Apricus Board shall not make an Apricus Board Adverse Recommendation Change prior to the end of such Apricus Notice Period as so extended.
(d)    Other than in connection with a bona fide written Superior Offer (which shall be subject to Section 5.3(c)), the Apricus Board may make an Apricus Board Adverse Recommendation Change in response to an Apricus Change in Circumstance, if and only if: (A) the Apricus Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; (B) the Company receives written notice from Apricus confirming that the Apricus Board has determined to change its recommendation at least four Business Days in advance of the Apricus Board Adverse Recommendation Change (the “Apricus Change in Circumstance Notice”); and (C) (1) Apricus shall have specified the Apricus Change in Circumstance in reasonable detail, (2) Apricus shall have given the Company four Business Days after the Apricus Change in Circumstance Notice to propose revisions to the terms of this Agreement or make another proposal so that such Apricus Change in Circumstance would no longer necessitate an Apricus Board Adverse Recommendation Change, and shall have negotiated in good faith with the Company with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by the Company, if any, after consultation with outside legal counsel, the Apricus Board shall have determined, in good faith, that the failure to make the Apricus Board Adverse Recommendation Change in response to such Apricus Change in Circumstance is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

Exhibit 2.1

For the avoidance of doubt, the provisions of this Section 5.3(d) shall also apply to any material change to the facts and circumstances relating to such Apricus Change in Circumstance and require a new Apricus Change in Circumstance Notice, except that the references to four Business Days shall be deemed to be three Business Days.
(e)    Apricus’ obligation to call, give notice of and hold the Apricus Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Apricus Board Recommendation.
(f)    Nothing contained in this Agreement shall prohibit Apricus or the Apricus Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Apricus or the Apricus Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Apricus is unable to take a position with respect to the bidder’s tender offer unless the Apricus Board determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Law provided further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d 9(f) under the Exchange Act) shall be deemed to be a change of the Apricus Board Recommendation unless the Apricus Board expressly publicly reaffirms the Apricus Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by the Company.
5.4    Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.
5.5    Company Options and Company Notes.
(a)    Subject to Section 5.5(d), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Stock Plan, whether or not vested, shall be converted into and become an option to purchase Apricus Common Stock, and Apricus shall assume the Company Stock Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Apricus shall thereupon be converted into rights with respect to Apricus Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by Apricus may be exercised solely for shares of Apricus Common Stock; (ii) the number of shares of Apricus Common Stock subject to each Company Option assumed by Apricus shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective

Exhibit 2.1

Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Apricus Common Stock; (iii) the per share exercise price for the Apricus Common Stock issuable upon exercise of each Company Option assumed by Apricus shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Apricus shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by Apricus in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Apricus Common Stock subsequent to the Effective Time; and (B) the Apricus Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Apricus. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Apricus Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.
(b)    Each Company Note that remains outstanding immediately prior to the Effective Time shall be converted, immediately prior to the Effective Time, into shares of Company Common Stock at the applicable conversion price specified in such Company Note pursuant to and in accordance with the terms thereof.
(c)    Apricus shall file with the SEC, promptly (and no later than 30 days) after the Effective Time, a registration statement on Form S-8, if available for use by Apricus, relating to the shares of Apricus Common Stock issuable with respect to Company Options assumed by Apricus in accordance with Section 5.5(a).
(d)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Stock Plans and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.5.
5.6    Apricus Options.
(a)    Prior to the Closing, the Apricus Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Apricus Option, whether vested or unvested, shall be accelerated in full effective as of immediately prior to the Effective Time.

Exhibit 2.1

(b)    Prior to the Closing, the Apricus Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each outstanding Apricus RSU shall be accelerated in full effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each outstanding Apricus RSU shall be accelerated in full and, in exchange therefor, each former holder of any such Apricus RSU shall be entitled to receive a number of shares of Apricus Common Stock as is equal to (i) the total number of shares of Apricus Common Stock subject to such Apricus RSU, less (ii) a number of shares of Apricus Common Stock that would otherwise be issued to the holder pursuant to the Apricus RSU to be withheld by Apricus in satisfaction of the tax withholding obligations arising as a result of the vesting and settlement of such Apricus RSU equal to a number of shares of Apricus Common Stock having a fair market value (which, for this purpose, shall be the closing price per share of Apricus Common Stock immediately prior to the Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes (rounded up to the nearest whole share).
(c)    Prior to the Closing, Apricus shall take all actions that may be necessary (under the Apricus Stock Plans and otherwise) to effectuate the provisions of this Section 5.6.
5.7    Employee Benefits. Apricus and the Company shall cause Apricus to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 3.17(b) of the Apricus Disclosure Schedule, subject to the provisions of such agreements.
5.8    Indemnification of Officers and Directors.
(a)    From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Apricus and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Apricus or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Apricus or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in the case of the Company, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations and, in the case of Apricus, to the fullest extent permitted under the NRS for directors and officers of Nevada corporations, as applicable. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Apricus and the Surviving Corporation, jointly and severally, upon receipt by Apricus or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Apricus, to the extent then required by the

Exhibit 2.1

NRS, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)    The provisions of the articles of incorporation and bylaws of Apricus with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Apricus that are presently set forth in the articles of incorporation and bylaws of Apricus shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Apricus.
(c)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Apricus shall fulfill and honor in all respects the obligations of Apricus to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Apricus’ Organizational Documents and pursuant to any indemnification agreements between Apricus and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.
(d)    From and after the Effective Time, Apricus shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Apricus. In addition, Apricus shall purchase, prior to the Effective Time, a six-year prepaid “tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Apricus’ existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Apricus’ existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Apricus by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with Apricus’ initial public offering of shares of Apricus Common Stock).
(e)    From and after the Effective Time, Apricus shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 5.8 in connection with their successful enforcement of the rights provided to such persons in this Section 5.8.
(f)    The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Apricus and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and

Exhibit 2.1

shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(g)    In the event Apricus or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Apricus or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.8. Apricus shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.8.
5.9    Additional Agreements. The Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party to this Agreement: (a) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (b) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect; (c) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (d) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
5.10    Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Apricus may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Apricus in compliance with this Section 5.10.
5.11    Listing. Apricus shall use its commercially reasonable efforts: (a) to maintain its existing listing on Nasdaq until the Closing Date and to obtain approval of the listing of the combined company on Nasdaq; (b) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of Nasdaq, to (i) prepare and submit to Nasdaq a notification form for the listing of the shares of Apricus Common Stock to be

Exhibit 2.1

issued in connection with the Contemplated Transactions and (ii) to cause such shares to be approved for listing (subject to official notice of issuance); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for the Apricus Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application. The Company will cooperate with Apricus as reasonably requested by Apricus with respect to the Nasdaq Listing Application and promptly furnish to Apricus all information concerning the Company and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.11.
5.12    Tax Matters.
(a)    Notwithstanding anything herein to the contrary, none of the Parties shall take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Prior to the Effective Time, the Company and Apricus shall use their commercially reasonable efforts, and shall cause their respective Subsidiaries to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)    Each of the Parties agrees to prepare and file all U.S. federal income Tax Returns in accordance with Section 1.13 and shall not take any position inconsistent therewith in the course of any audit, litigation or other Legal Proceeding with respect to U.S. federal income taxes; provided, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any Governmental Body based upon or arising out of such treatment, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Body challenging such treatment.
(c)    Each of the Parties shall use its reasonable best efforts to obtain the Tax opinions to be attached as exhibits to the Registration Statement and the Tax opinions described in Sections 7.7 and 8.7, including (i) delivering to Paul Hastings LLP and Latham & Watkins LLP, prior to the filing of the Registration Statement, tax representation letters in a form and substance reasonably acceptable to and agreed upon by the Parties, and (ii) delivering to Paul Hastings LLP and Latham & Watkins LLP, dated and executed as of the dates of such Tax opinions, tax representation letters in a form and substance reasonably acceptable to and agreed upon by the Parties. Each of the Parties shall use its reasonable best efforts not to, and not permit any affiliate to, take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to counsel in the tax representation letters described in this Section 5.12(c).

Exhibit 2.1

5.13    Legends. Apricus shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Apricus Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Apricus for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Apricus Common Stock.
5.14    Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 5.14 are elected or appointed, as applicable, to the positions of officers and directors of Apricus and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 5.14 is unable or unwilling to serve as officer or director of Apricus or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Schedule 5.14) shall designate a successor.
5.15    Termination of Certain Agreements and Rights. The Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Capital Stock, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, but excluding the Company Stockholder Support Agreements and the CVR Agreement (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Apricus or the Surviving Corporation.
5.16    Corporate Identity. Apricus shall submit to its stockholders at the Apricus Stockholders’ Meeting a proposal to approve and adopt the Apricus Charter Amendment to change the name of Apricus to “Seelos Therapeutics, Inc.”, effective at or promptly after upon the Effective Time.
5.17    Section 16 Matters. Prior to the Effective Time, Apricus shall take all such steps as may be required to cause any acquisitions of Apricus Common Stock and any options to purchase Apricus Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Apricus, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
5.18    Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Effective Time.
5.19    Allocation Certificate. The Company will prepare and deliver to Apricus at least two Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of the Company in a form reasonably acceptable to Apricus setting forth (as of immediately prior to

Exhibit 2.1

the Effective Time) (a) each holder of Company Capital Stock, Company Options or Company Notes, (b) such holder’s name and address; (c) the number and type of Company Capital Stock held and/or underlying the Company Options or Company Notes as of the Closing Date for each such holder; and (d) the number of shares of Apricus Common Stock to be issued to such holder, or to underlie any Apricus Option to be issued to such holder, pursuant to this Agreement in respect of the Company Capital Stock, Company Options or Company Notes held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).
5.20    Company Financial Statements. As promptly as reasonably practicable following the date of this Agreement (and in any event within 28 days following the date of this Agreement with respect to the Company Audited Financial Statements), the Company will cause its independent auditors to furnish (i) audited financial statements for the fiscal years ended 2016 and 2017, for inclusion in the Proxy Statement and the Registration Statement (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.
5.21    Apricus Reverse Stock Split. If deemed necessary by the Parties, Apricus shall submit to Apricus’ stockholders at the Apricus Stockholders’ Meeting the proposal to authorize the Apricus Board to effect a reverse stock split of all outstanding shares of Apricus Common Stock at a reverse stock split ratio mutually agreed to by the Company and Apricus (the “Apricus Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the Apricus Reverse Stock Split.
5.22    Disposition of Vitaros Assets. To the extent any Vitaros Assets held by Apricus as of the Closing are not the subject of any definitive agreement regarding the sale, license or other transfer of Vitaros Assets in effect as of the Closing (all such assets, the “Non-Transferred Vitaros Assets”), during the period commencing on the Closing Date and continuing until the date that is 36 months after the Closing Date, Apricus shall use commercially reasonable efforts to sell, exclusively license or otherwise transfer such Non-Transferred Vitaros Assets.
5.23    Amendment of Employment Agreement. Prior to the Closing, Apricus shall enter into an amendment of that certain Amended and Restated Employment Agreement dated as of December 20, 2016 by and between Richard W. Pascoe and Apricus on the terms set forth in Section D of the Apricus Disclosure Schedule (the “Employment Agreement Amendment”).

Exhibit 2.1

5.24    Amendment of Subscription Agreement. During the Pre-Closing Period, Apricus shall use commercially reasonable efforts to enter into an amendment of that certain Subscription Agreement dated as of January 12, 2016, by and among Apricus, Sarissa Capital Domestic Fund LP and Sarissa Capital Offshore Master Fund LP (collectively, the “Sarissa Parties”), as amended, to provide for the termination of all rights granted to the Sarissa Parties pursuant to Section 18 of Annex I thereto (the “Subscription Agreement Amendment”); provided that Apricus shall not be required to make any payments, or otherwise incur any additional liabilities, or agree to modify the other terms of such agreement in connection with entering into the Subscription Agreement Amendment.
5.25    Amendment of Wainwright Agreement. During the Pre-Closing Period, Apricus shall use commercially reasonable efforts to into an amendment to that certain Engagement Letter dated as of March 27, 2018, by and between Apricus and H.C. Wainwright & Co., LLC to terminate all rights granted pursuant to Section A4 and Section A5 thereunder (the “Wainwright Agreement Amendment”); provided that Apricus shall not be required to make any payments, or otherwise incur any additional liabilities, or agree to modify the other terms of such agreement in connection with entering into the Wainwright Agreement Amendment.
5.26    Treatment of Office Lease. During the Pre-Closing Period, Apricus shall use commercially reasonable efforts to either (a) terminate that certain Office Lease dated as of September 29, 2011, by and between Carmel Valley Center, LLC and Apricus, as amended (the “Office Lease”) or (b) sublease the property that is the subject of the Office Lease in its entirety to a third party reasonably acceptable to the Company.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
6.1    Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.
6.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

Exhibit 2.1

6.3    Stockholder Approval. (a) Apricus shall have obtained the Required Apricus Stockholder Vote and (b) the Company shall have obtained the Required Company Stockholder Vote.
6.4    Listing. The existing shares of Apricus Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date, the approval of the listing of additional shares of Apricus Common Stock on Nasdaq shall have been obtained and the shares of Apricus Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq as of the Closing.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF APRICUS AND MERGER SUB
The obligations of Apricus and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Apricus, at or prior to the Closing, of each of the following conditions:
7.1    Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

Exhibit 2.1

7.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
7.3    Closing Certificate. Apricus shall have received a certificate executed by its chief executive officer of the Company certifying (a) that the conditions set forth in Sections 7.1, 7.2, 7.5 and 7.6 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 5.19 is true and accurate in all respects as of the Closing Date.
7.4    FIRPTA Certificate. Apricus shall have received from the Company a certification by the Company that meets the requirements of Treasury Regulation Section 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Apricus along with written authorization for Apricus to deliver such notice form to the IRS on behalf of the Company upon Closing.
7.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
7.6    Termination of Investor Agreements. The Investor Agreements shall have been terminated.
7.7    Apricus Tax Opinion. Apricus shall have received (i) a written opinion from Latham & Watkins LLP, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and in a form and substance reasonably acceptable to and agreed upon by the Parties, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Apricus Tax Opinion”) and (ii) a copy of the Company Tax Opinion. In rendering such opinion, Latham & Watkins LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Apricus and the Company in a form and substance reasonably acceptable to and agreed upon by the Parties.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY
The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:
8.1    Accuracy of Representations. Each of the Apricus Fundamental Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are

Exhibit 2.1

specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Apricus Capitalization Representations shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate or (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Apricus and Merger Sub contained in this Agreement (other than the Apricus Fundamental Representations and the Apricus Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Apricus Material Adverse Effect (without giving effect to any references therein to any Apricus Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Apricus Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
8.2    Performance of Covenants. Apricus and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.
8.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)    a certificate executed by the Chief Executive Officer or Chief Financial Officer of Apricus confirming that the conditions set forth in Sections 8.1, 8.2, and 8.5 have been duly satisfied; and
(b)    written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Apricus who are not to continue as officers or directors of Apricus pursuant to Section 5.14 hereof.
8.4    Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Apricus shall have failed to provide, with respect to any Apricus SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.
8.5    No Apricus Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Apricus Material Adverse Effect that is continuing.

Exhibit 2.1

8.6    Lock-Up Agreements. The Company shall have received a copy of a Lock-Up Agreement, in the form attached hereto as Exhibit E, duly executed by each Apricus Lock-Up Signatory and each executive officer and director of Apricus who is elected or appointed, as applicable, as an executive officer and director of Apricus as of immediately following the Closing, each of which shall be in full force and effect.
8.7    Company Tax Opinion. The Company shall have received (i) a written opinion from Paul Hastings LLP, dated as of the Closing Date, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, and in a form acceptable to and agreed upon by the Parties, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”) and (ii) a copy of the Apricus Tax Opinion. In rendering such opinion, Paul Hastings LLP shall be entitled to rely upon customary assumptions, representations, warranties and covenants reasonably satisfactory to it, including representations set forth in certificates of officers of Apricus and the Company, in a form acceptable to and agreed upon by the Parties.
8.8    Employment Agreement Amendment. The Company shall have received a copy of the Employment Agreement Amendment, duly executed by each of Apricus and Richard W. Pascoe.
8.9    Lease Treatment. The Company shall have received evidence satisfactory to it that the Office Lease has been terminated or that the property that is the subject of the Office Lease has been subleased in its entirety to a third party reasonably acceptable to the Company.

Section 9. TERMINATION
9.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Apricus Stockholder Matters by Apricus’ stockholders, unless otherwise specified below):
(a)    by mutual written consent of Apricus and the Company;
(b)    by either Apricus or the Company if the Contemplated Transactions shall not have been consummated by November 30, 2018 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company, on the one hand, or to Apricus or Merger Sub, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the Contemplated Transactions to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that a request for additional information has been made by any Governmental Body, or in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) days prior to the End Date, then either the Company or Apricus shall be entitled to extend the End Date for an additional sixty (60) days by written notice to the other Party;

Exhibit 2.1

(c)    by either Apricus or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d)    by Apricus if the Required Company Stockholder Vote shall not have been obtained within five Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, Apricus may not terminate this Agreement pursuant to this Section 9.1(d);
(e)    by either Apricus or the Company if (i) the Apricus Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Apricus’ stockholders shall have taken a final vote on the Apricus Stockholder Matters and (ii) the Apricus Stockholder Matters shall not have been approved at the Apricus Stockholders’ Meeting (or at any adjournment or postponement thereof) by the Required Apricus Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Apricus where the failure to obtain the Required Apricus Stockholder Vote shall have been caused by the action or failure to act of Apricus and such action or failure to act constitutes a material breach by Apricus of this Agreement;
(f)    by the Company (at any time prior to the approval of the Apricus Stockholder Matters by the Required Apricus Stockholder Vote) if an Apricus Triggering Event shall have occurred;
(g)    by Apricus (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;
(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Apricus or Merger Sub or if any representation or warranty of Apricus or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Apricus’ or Merger Sub’s representations and warranties or breach by Apricus or Merger Sub is curable by Apricus or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Apricus or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Apricus or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Apricus or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a

Exhibit 2.1

result of such particular breach or inaccuracy if such breach by Apricus or Merger Sub is cured prior to such termination becoming effective);
(i)    by Apricus, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Apricus is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Apricus to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Apricus to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);
(j)    by the Company (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote), if (i) the Company has received a Superior Offer, (ii) the Company has complied with its obligations under Section 4.4 and 5.2(c) in order to accept such Superior Offer, (iii) the Company concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two Business Days of such termination, Apricus pays to the Company the amount contemplated by Section 9.3(b).
(k)    by Apricus (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote), if (i) Apricus has received a Superior Offer, (ii) Apricus has complied with its obligations under Section 4.4 and 5.3(c) in order to accept such Superior Offer, (iii) Apricus concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two (2) Business Days of such termination, Apricus pays to the Company the amount contemplated by Section 9.3(d).
(l)     the Apricus Board of Directors authorized Apricus to enter into any Permitted Alternative Agreement; provided, however, that Apricus shall not enter into any Permitted Alternative Agreement unless (i) Apricus has complied with its obligations under Section 4.4; (ii) Apricus has complied with its obligations under Section 5.3(c); (iii) Apricus concurrently pays to the Company amounts due pursuant to Section 9.3 and (iv) a copy of the execution version of such Permitted Alternative Agreement has been delivered to the Company.
The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the

Exhibit 2.1

provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.
9.3    Expenses; Termination Fees.
(a)    Except as set forth in this Section 9.3 and Section 5.11 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Apricus and the Company shall also share equally all fees and expenses incurred in relation to the printing and filing with the SEC of the Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC. It is understood and agreed that all fees and expenses incurred or to be incurred by the Company or Apricus in connection with the Contemplated Transactions and preparing, negotiating and entering into this Agreement and the performance of its obligations under this Agreement shall be paid by the Company or Apricus, as applicable, in cash at or prior to the Closing (and shall be Company Transaction Expenses or Apricus Transaction Expenses, as applicable).
(b)    If (i) (A) this Agreement is terminated by Apricus or the Company pursuant to Section 9.1(e), or (B) this Agreement is terminated by the Company pursuant to Section 9.1(h), (ii) at any time after the date of this Agreement and prior to the Apricus Stockholders’ Meeting an Acquisition Proposal with respect to Apricus shall have been publicly announced, disclosed or otherwise communicated to the Apricus Board and (iii) within 12 months after the date of such termination, Apricus enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Apricus shall pay to the Company, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $500,000 (the “Company Termination Fee”) by wire transfer of same-day funds or by issuing to the Company shares of Apricus Common Stock or a combination thereof, as determined by Apricus in its sole discretion, with any such shares of Apricus Common Stock valued at the volume weighted average closing trading price of a share of Apricus Common Stock on Nasdaq for the five trading days ending the trading day immediately prior to the date upon which Apricus enters into a definitive agreement and/or consummates a Subsequent Transaction (subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Apricus Common Stock), less any amount previously paid to the Company pursuant to

Exhibit 2.1

Section 9.3(f), plus any amount payable to the Company pursuant to Section 9.3(h) by wire transfer of same-day funds.
(c)    If this Agreement is terminated by the Company pursuant to Section 9.1(f) or by Apricus pursuant to Section 9.1(k), then Apricus shall pay to the Company, by wire transfer of same-day funds within ten Business Days after termination, the Company Termination Fee, in addition to any amount payable to the Company pursuant to Section 9.3(h).
(d)    If (i) this Agreement is terminated by Apricus pursuant to Sections 9.1(d) or 9.1(i), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board, and (iii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Apricus, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $500,000 (the “Apricus Termination Fee”) by wire transfer of same-day funds or by issuing to Apricus shares of Company Common Stock or a combination thereof, as determined by the Company in its sole discretion, with any such shares of Company Common Stock valued at a price per share of $16.25 (subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the Company Common Stock), in addition to any amount payable to Apricus pursuant to Section 9.3(h).
(e)    If this Agreement is terminated by Apricus pursuant to Section 9.1(g) or by the Company pursuant to Section 9.1(j), then the Company shall pay to Apricus, within ten Business Days after termination, the Apricus Termination Fee, in addition to any amount payable to Apricus pursuant to Section 9.3(h).
(f)    (i) If this Agreement is terminated by the Company pursuant to Section 9.1(h) or Section 9.1(e) or (ii) in the event of the failure of the Company to consummate the transactions to be contemplated at the Closing solely as a result of an Apricus Material Adverse Effect as set forth in Section 8.5 (provided, that at such time all of the other conditions precedent to Apricus’ obligation to close set forth in Section 6 and Section 7 have been satisfied by the Company, are capable of being satisfied by the Company or have been waived by Apricus), then Apricus shall reimburse the Company for all reasonable out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions (such expenses, collectively, the “Third Party Expenses”), up to a maximum of $350,000, by wire transfer of same-day funds within ten Business Days following the date on which the Company submits to Apricus true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that in no event shall Apricus be obligated to reimburse the Company for any amounts payable to financial advisors to the Company except for reasonably documented out-of-pocket expenses otherwise reimbursable by the Company to such financial advisors pursuant to the terms of the Company’s engagement letter or similar arrangement with such financial advisors.

Exhibit 2.1

(g)    (i) If this Agreement is terminated by Apricus pursuant to Section 9.1(i) or (ii) in the event of the failure of Apricus to consummate the transactions to be consummated at the Closing solely as a result of a Company Material Adverse Effect as set forth in Section 7.5 (provided, that at such time all of the other conditions precedent to the Company’s obligation to close set forth in Section 6 and Section 8 have been satisfied by Apricus, are capable of being satisfied by Apricus or have been waived by the Company), the Company shall reimburse Apricus for all Third Party Expenses incurred by Apricus up to a maximum of $350,000, by wire transfer of same-day funds within ten Business Days following the date on which Apricus submits to the Company true and correct copies of reasonable documentation supporting such Third Party Expenses; provided, however, that in no event shall the Company be obligated to reimburse Apricus for any amounts payable to financial advisors to Apricus except for reasonably documented out-of-pocket expenses otherwise reimbursable by Apricus to such financial advisors pursuant to the terms of Apricus’ engagement letter or similar arrangement with such financial advisors.
(h)    If either Party fails to pay when due any amount payable by it under this Section 9.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.
(i)    The Parties agree that, subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Apricus or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a Party, (i) such party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 9.3 are an

Exhibit 2.1

integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

Section 10. MISCELLANEOUS PROVISIONS
10.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, Apricus and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.
10.2    Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company, Merger Sub and Apricus at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Apricus Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Apricus.
10.3    Waiver.
(a)    No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
10.4    Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by

Exhibit 2.1

facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
10.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws; provided, however, notwithstanding the foregoing and for the avoidance of doubt, the laws of the State of Nevada (without giving effect to choice of laws thereof) shall govern the internal affairs of Apricus, the fiduciary duties of the Apricus Board and the officers of Apricus and any provisions of this Agreement that are expressly or otherwise required to be governed by the NRS. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 10.5; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.8 of this Agreement; and (f) irrevocably waives the right to trial by jury.
10.6    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
10.7    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
10.8    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. Pacific time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

Exhibit 2.1

if to Apricus or Merger Sub:
Apricus Biosciences, Inc.
11975 El Camino Real, Suite 300
San Diego, CA 92130
Attention: Chief Executive Officer
Email:
with a copy to (which shall not constitute notice):
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Fax: (858) 523-5450
Attention: Cheston Larson; Matthew Bush
Email: cheston.larson@lw.com; matt.bush@lw.com
if to the Company:
Seelos Therapeutics, Inc.
209 Lukes Wood Road
New Canaan, CT 06840
Telephone No.:
Attention: Dr. Raj Mehra
Email:
with a copy to (which shall not constitute notice):
Paul Hastings LLP
1117 S. California Avenue
Palo Alto, CA 94304
Facsimile No.: (650) 320-1904
Attention: Jeffrey T. Hartlin
Email: jeffhartlin@paulhastings.com
10.9    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
10.10    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have

Exhibit 2.1

the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
10.11    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto.
10.12    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b)    The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.
(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d)    The use of the word “or” shall not be exclusive.
(e)    Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

Exhibit 2.1

(f)    Any reference to legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations, and statutory instruments issued or related to such legislations.
(g)    The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
(h)    The Parties agree that the Company Disclosure Schedule or Apricus Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Apricus Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, respectively, to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The disclosures in any section or subsection of the Apricus Disclosure Schedule shall qualify other sections and subsections in Section 3, to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
(i)    “delivered” or “made available” means, with respect to any documentation, that prior to 11:59 p.m. (Pacific time) on the date that is two calendar days prior to the date of this Agreement (i) a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party or (ii) such material is disclosed in the Apricus SEC Documents filed with the SEC prior to the date hereof and publicly made available on the SEC’s Electronic Data Gathering Analysis and Retrieval system.
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Exhibit 2.1

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
APRICUS BIOSCIENCES, INC.
By:    /s/ Richard W. Pascoe
Name:    Richard W. Pascoe
Title:    Chief Executive Officer

ARCH MERGER SUB, INC.
By:    /s/ Richard W. Pascoe
Name:    Richard W. Pascoe
Title:    Chief Executive Officer

SEELOS THERAPEUTICS, INC.
By:    /s/ Raj Mehra
Name:    Raj Mehra
Title:    Chief Executive Officer

Exhibit 2.1

EXHIBIT A
CERTAIN DEFINITIONS

a)	For purposes of the Agreement (including this Exhibit A):
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Apricus, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Apricus or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving:
(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or
(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.
“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.
“Agreement” means the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Exhibit 2.1

“Anticipated Closing Date” means the anticipated Closing Date (as mutually agreed in good faith by Apricus and the Company).
“Apricus Affiliate” means any Person that is (or at any relevant time was) under common control with Apricus within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
“Apricus Associate” means any current or former employee, independent contractor, officer or director of Apricus or any of its Subsidiaries.
“Apricus Balance Sheet” means the audited balance sheet of Apricus as of December 31, 2017, included in Apricus’ Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC.
“Apricus Board” means the board of directors of Apricus.
“Apricus Capitalization Representations” means the representations and warranties of Apricus and Merger Sub set forth in Sections 3.6(a) and 3.6(d).
“Apricus Change in Circumstance” means any material event or development or material change in circumstances with respect to Apricus that was neither known to the Apricus Board nor, in their reasonable estimation, reasonably likely to occur, as of the date of the Agreement (or the consequences of which were not known to the Apricus Board, in their reasonable estimation, or reasonably foreseeable based on facts known to the Apricus Board as of the date of the Agreement); provided, that “Apricus Change in Circumstance” shall not include any such event, development or change to the extend related to (i) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (ii) the fact, in and of itself, that Apricus meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations.
“Apricus Closing Price” means the volume weighted average closing trading price of a share of Apricus Common Stock on Nasdaq for the five trading days ending the trading day immediately prior to the date upon which the Merger becomes effective.
“Apricus Common Stock” means the Common Stock, $0.001 par value per share, of Apricus.
“Apricus Contract” means any Contract: (a) to which Apricus is a party; (b) by which Apricus or any Apricus IP Rights or any other asset of Apricus is or may become bound or under which Apricus has, or may become subject to, any obligation; or (c) under which Apricus has or may acquire any right or interest.
“Apricus Fundamental Representations” means the representations and warranties of Apricus and Merger Sub set forth in Sections 3.1(a), 3.1(b), 3.3, 3.4 and 3.20.
“Apricus IP Rights” means all Intellectual Property owned by, licensed to, or controlled by Apricus that is necessary for or used in the business of Apricus as presently conducted.

Exhibit 2.1

“Apricus IP Rights Agreement” means any Contract governing, related or pertaining to any Apricus IP Rights.
“Apricus Lock-Up Signatories” means those Persons set forth on Section A of the Apricus Disclosure Schedule.
“Apricus Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Apricus Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Apricus; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Apricus Material Adverse Effect: (a) any rejection by a Governmental Body of a registration statement or filing by Apricus relating to the Apricus IP Rights; (b) the termination, sublease or assignment of Apricus’ facility lease, or failure to do the foregoing; (c) the announcement of the Agreement or the pendency of the Contemplated Transactions; (d) any change in the stock price or trading volume of Apricus Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Apricus Common Stock may be taken into account in determining whether an Apricus Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition); (e) the taking of any action, or the failure to take any action, by Apricus that is required to comply with the terms of the Agreement or the taking of any action expressly permitted by Section 4.1(b) of the Apricus Disclosure Schedule; (f) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (g) any change in GAAP or applicable Law or the interpretation thereof; (h) general economic or political conditions or conditions generally affecting the industries in which Apricus operates; (i) continued losses from operations or decreases in cash balances of Apricus not materially inconsistent with kind and degree of losses from operations and decreases in cash balances which have occurred between December 31, 2016 and the date of this Agreement; or (j) the winding down of Apricus’ operations not materially inconsistent with the kind and degree of winding down activities which have occurred between December 31, 2016 and the date of this Agreement; except, in each case with respect to clauses (f), (g) and (h), to the extent disproportionately affecting Apricus relative to other similarly situated companies in the industries in which Apricus operates.
“Apricus Net Cash” means (a) Apricus’ Cash and Cash Equivalents as of immediately prior to the Effective Time, determined in a manner substantially consistent with the manner in which such items were determined for Apricus’ most recent SEC filings, minus (b) the sum of (without duplication) (i) Apricus’ accounts payable and accrued expenses (but excluding accrued expenses which are Apricus Transaction Expenses), and Apricus’ other current liabilities payable in cash, in each case as of immediately prior to the Effective Time and determined in a manner substantially consistent with the manner in which such items were determined for Apricus’ most recent SEC filings, provided that, for the avoidance of doubt, any amounts payable by Apricus but unpaid as of the Effective Time, in connection with the satisfaction of the condition set forth

Exhibit 2.1

on Section B to the Apricus Disclosure Schedule shall be included in this clause (i), (ii) any Apricus Transaction Expenses, (iii) any indebtedness for borrowed money of Apricus, and (iv) 50% of the sum of (without duplication) (x) the aggregate amount that may be payable by Apricus pursuant to the exercise of a repurchase option contained in any of the Company Warrants (assuming for this purpose that all such repurchase options are exercised by the holders of the Company Warrants) as of the Effective Time; provided that the amount under this clause (x) shall not exceed $500,000, (y) the employer and employee portions of any payroll taxes associated with the vesting and settlement of the Apricus RSUs at Closing in accordance with Section 5.6(b), and (z) severance payable in cash to Apricus employees, payable as a result of actions taken at, or immediately prior to or immediately after, the Effective Time, and Taxes incurred by the Company in respect thereof.
“Apricus Options” means options or other rights to purchase shares of Apricus Common Stock issued by Apricus.
“Apricus Registered IP” means all Apricus IP Rights that are owned by or exclusively licensed to Apricus that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Apricus RSUs” means restricted stock units issued by Apricus.
“Apricus Transaction Expenses” means the Transaction Expenses of Apricus.
“Apricus Triggering Event” shall be deemed to have occurred if: (a) Apricus shall have failed to include in the Proxy Statement the Apricus Board Recommendation or shall have made an Apricus Board Adverse Recommendation Change; (b) the Apricus Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (c) Apricus shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (d) Apricus or any director or officer of Apricus shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.3 of the Agreement.
“Apricus Warrants” means the outstanding warrants to purchase Apricus Common Stock set forth in Section 3.6(a) of the Apricus Disclosure Schedule.
“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.
“Cash and Cash Equivalents” means all (a) cash and cash equivalents, (b) marketable securities, (c) accounts, interest and other receivables (to the extent determined to be collectible) and (d) deposits (to the extent refundable).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

Exhibit 2.1

“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company Affiliate” means any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Board” means the board of directors of the Company.
“Company Capital Stock” means the Company Common Stock.
“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 2.6(a) and 2.6(d).
“Company Change in Circumstance” means any material event or development or material change in circumstances with respect to the Company that was neither known to the Company Board nor, in their reasonable estimation, reasonably likely to occur, as of the date of the Agreement (or the consequences of which were not known to the Company Board, in their reasonable estimation, or reasonably foreseeable based on facts known to the Company Board as of the date of the Agreement); provided, that “Company Change in Circumstance” shall not include any such event, development or change to the extend related to (i) any Acquisition Proposal, Acquisition Inquiry or the consequences thereof or (ii) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations.
“Company Common Stock” means the Common Stock, $0.00001 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company IP Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 2.1(a), 2.3, 2.4 and 2.20.
“Company IP Rights” means all Intellectual Property owned by, licensed to, or controlled by the Company that is necessary for or used in the business of the Company as presently conducted.
“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a

Exhibit 2.1

Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) any rejection by a Governmental Body of a registration or filing by the Company relating to the Company IP Rights; (b) the announcement of the Agreement or the pendency of the Contemplated Transactions; (c) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement; (d) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; (e) any change in GAAP or applicable Law or the interpretation thereof; (f) general economic or political conditions or conditions generally affecting the industries in which the Company operates; or (g) any change in the cash position of the Company which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (d), (e) and (f), to the extent disproportionately affecting the Company relative to other similarly situated companies in the industries in which the Company operates.
“Company Net Cash” means (a) the Company’s Cash and Cash Equivalents as of immediately prior to the Effective Time, determined in a manner substantially consistent with GAAP, minus (b) the sum of (without duplication) (i) the Company’s accounts payable and accrued expenses, but excluding accrued expenses which are Company Transaction Expenses, and the Company’s other current liabilities payable in cash, in each case as of immediately prior to the Effective Time and determined in a manner substantially consistent with GAAP, (ii) any Company Transaction Expenses, and (iii) any indebtedness for borrowed money of the Company.
“Company Notes” means a promissory note issued by the Company that is convertible into shares of Company Common Stock in accordance with the terms thereof.
“Company Options” means options or other similar rights to purchase shares of Company Capital Stock issued by the Company.
“Company Registered IP” means all Company IP Rights that are owned by or exclusively licensed to the Company that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“Company Transaction Expenses” means Transaction Expenses of the Company.
“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal; (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.4); or (c) the Company or any director or officer of the Company shall have willfully and intentionally breached the provisions set forth in Section 4.4 or Section 5.2 of the Agreement.

Exhibit 2.1

“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company as of March 31, 2018 provided to Apricus prior to the date of the Agreement.
“Confidentiality Agreement” means the Mutual Confidential Non-Disclosure Agreement dated as of April 14, 2018, between the Company and Apricus.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the Apricus Reverse Stock Split and the CVR Agreement.
“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, sublicense or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance, or development.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the

Exhibit 2.1

manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:

•
“Additional Company Proceeds” means the sum of (i) the Company Net Cash plus (ii) the aggregate gross proceeds received or to be received pursuant to one or more executed definitive agreements governing the sale of equity securities (including securities convertible, exercisable or exchangeable into such equity securities) of Apricus concurrent with or following the Effective Time, provided that, if the Additional Company Proceeds are at least $13,500,000 and no greater than $16,500,000, the Additional Company Proceeds shall be deemed to be $15,000,000.

•	“Aggregate Value” means the sum of (i) the Company Pre-Money Valuation, plus (ii) the Apricus Pre-Money Valuation, plus (iii) the Additional Company Proceeds, plus (iv) the Apricus Unrestricted Cash.

•	“Apricus Allocation Percentage” means the quotient determined by dividing (i) the sum of the Apricus Pre-Money Valuation plus the Apricus Unrestricted Cash by (ii) the Aggregate Value.

•
“Apricus Outstanding Shares” means the total number of shares of Apricus Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis, but assuming, without limitation or duplication, (i) with respect to Apricus Options, the cashless exercise solely of those Apricus Options outstanding as of immediately prior to the Effective Time with an exercise price less than the Apricus Closing Price (and otherwise disregarding any other Apricus Options), (ii) with respect to Apricus Warrants, the cashless exercise solely of those Apricus Warrants outstanding as of immediately prior to the Effective Time with an exercise price less than the Apricus Closing Price (and otherwise disregarding any other Apricus Warrants), (iii) with respect to Apricus RSUs, the settlement of such Apricus RSUs for shares of Apricus Common Stock on a net settlement basis as provided in Section 1.5 and (iv) the issuance of shares of Apricus Common Stock in respect of all other outstanding options, warrants or rights to receive such shares (assuming cashless exercise using the Apricus Closing Price in the case of options, warrants and other similar rights), whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the

Exhibit 2.1

consummation of the Merger (but excluding any shares of Apricus Common Stock reserved for issuance other than with respect to outstanding Apricus Options and outstanding Apricus RSUs under the Apricus Stock Plans).

•	“Apricus Pre-Money Valuation” means $11,470,000.

•
“Apricus Unrestricted Cash” means the amount of the Apricus Net Cash balance as of the Closing; provided that, if the Apricus Net Cash balance as of the Closing is at least $2,700,000 and no greater than $3,300,000, the Apricus Unrestricted Cash shall be deemed to be $3,000,000 and provided further that if the condition set forth on Section B to the Apricus Disclosure Schedule has not been satisfied as of the Closing, the Apricus Unrestricted Cash shall be decreased by $500,000.

•	“Company Allocation Percentage” means the quotient determined by dividing (i) the sum of the Company Pre-Money Valuation plus the Additional Company Proceeds, by (ii) the Aggregate Value.

•	“Company Merger Shares” means the product determined by multiplying the Post-Closing Apricus Shares by the Company Allocation Percentage.

•
“Company Outstanding Shares” means the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Company Common Stock basis and assuming, without limitation or duplication, (i) the exercise of all Company Options outstanding as of immediately prior to the Effective Time, (ii) the conversion of all Company Notes outstanding as of immediately prior to the Effective Time, and (iii) the issuance of shares of Company Capital Stock in respect of all other outstanding options, warrants or rights to receive such shares, whether conditional or unconditional and including any outstanding options, warrants or rights triggered by or associated with the consummation of the Merger (but excluding any shares of Company Common Stock reserved for issuance other than with respect to outstanding Company Options under the Company Stock Plan).

•	“Company Pre-Money Valuation” means $65,000,000.

•	“Post-Closing Apricus Shares” means the quotient determined by dividing the Apricus Outstanding Shares by the Apricus Allocation Percentage.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any

Exhibit 2.1

Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including Nasdaq).
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“Intellectual Property” means United States, foreign and international (a) patents, patent applications, provisional applications, statutory invention registrations and invention disclosures, and all divisionals, continuations, continuations-in-part, substitutions, renewals, extensions, reexaminations and reissues of the foregoing, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, brands logos and other source identifiers, including registrations and applications for registration thereof, together with all of the goodwill associated therewith, (c) copyrights and works of authorship, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, inventions, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.
“IRS” means the United States Internal Revenue Service.
“Key Employee” means, with respect to the Company or Apricus, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer or Chief Operating Officer of such Party.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has Knowledge of such fact or other matter.
“Law” means any federal, state, national, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

Exhibit 2.1

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Ligand Agreement” means that certain License Agreement by and among Ligand Pharmaceuticals Incorporated, Neurogen Corporation, CyDex Corporation and the Company, dated September 21, 2016, as amended or restated from time to time.
“Merger Sub Board” means the board of directors of Merger Sub.
“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).
“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Market or such other Nasdaq market on which shares of Apricus Common Stock are then listed.
“Ordinary Course of Business” means, in the case of each of the Company and Apricus, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership, and any joint venture, limited liability company, operating or partnership agreement and other similar documents or agreements adopted or filed in connection with or relating to the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“NRS” means the Nevada Revised Statutes.
“Party” or “Parties” means the Company, Merger Sub and Apricus.
“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.
“Permitted Encumbrance” means: (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Apricus Balance Sheet, as applicable; (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets or properties

Exhibit 2.1

subject thereto or materially impair the operations of the Company or Apricus, as applicable; (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) non-exclusive licenses of Intellectual Property granted by the Company or Apricus, as applicable, in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the Intellectual Property subject thereto; and (f) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Body.
“Proxy Statement” means the proxy statement to be sent to Apricus’ stockholders in connection with the Apricus Stockholders’ Meeting.
“Registration Statement” means the registration statement on Form S-4 (or any other applicable form under the Securities Act to register Apricus Common Stock) to be filed with the SEC by Apricus registering the public offering and sale of Apricus Common Stock to some or all holders of Company Common Stock in the Merger, including all shares of Apricus Common Stock to be issued in exchange for all other shares of Company Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).
An entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to greater than 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Apricus Board or the Company Board, as applicable, determines in good faith, based on such

Exhibit 2.1

matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to Apricus’ stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not reasonably capable of being obtained by such third party.
“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, escheat, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Body with respect thereto.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Transaction Expenses” means, with respect to any Person, any costs, fees and expenses incurred by such Person or its Subsidiaries, or for which such Person or its Subsidiaries is liable, in connection with the negotiation, preparation and execution of the Agreement and the consummation of the Contemplated Transactions and that are unpaid as of the Closing, including brokerage fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of counsel or accountants payable by such Person or its Subsidiaries.
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“Vitaros Assets” means those assets (including Intellectual Property rights) owned or controlled by Apricus immediately prior to the Closing which are related to or otherwise used or held for use in connection with the research, development, manufacture, use, sale, or commercialization of pharmaceutical products, including the product currently under development known as Vitaros®, in each case as set forth on Section C to the Apricus Disclosure Schedule.
“Vyera Agreement” means that certain Asset Purchase Agreement by and between Vyera Pharmaceuticals AG and the Company, dated March 6, 2018, as amended or restated from time to time.

b)	Each of the following terms is defined in the Section set forth opposite such term:

Exhibit 2.1

Term	Section
409A Plan	2.17(j)
Allocation Certificate	5.19
Apricus	Preamble
Apricus Board Recommendation	5.3(b)
Apricus Change in Circumstance Notice	5.3(d)
Apricus Charter Amendment	1.4(b)
Apricus Disclosure Schedule	3
Apricus Employee Plan	3.17(a)
Apricus Material Contract	3.13
Apricus Notice Period	5.3(c)
Apricus Permits	3.14(b)
Apricus Product Candidates	3.14(d)
Apricus Regulatory Permits	3.14(d)
Apricus Real Estate Leases	3.11
Apricus Reverse Stock Split	5.21
Apricus SEC Documents	3.7(a)
Apricus Stock Plans	3.6(c)
Apricus Stockholder Matters	5.3(a)
Apricus Stockholders’ Meeting	5.3(a)
Apricus Stockholder Support Agreements	Recitals
Apricus Tax Opinion	7.7
Capitalization Date	3.6(a)
Certificate of Merger	1.3
Certification	3.7(a)
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Board Recommendation	5.2(a)
Company Change in Circumstance Notice	5.2(e)
Company Disclosure Schedule	2
Company Employee Plan	2.17(b)
Company Financials	2.7(a)
Company Material Contract	2.13
Company Permits	2.14(b)
Company Product Candidates	2.14(d)
Company Real Estate Leases	2.11
Company Regulatory Permits	2.14(d)
Company Stock Certificate	1.7
Company Stock Plan	2.6(c)
Company Stockholder Support Agreements	Recitals
Company Stockholder Written Consent	Recitals

Exhibit 2.1

Term	Section
Company Tax Opinion	8.7
Company Termination Fee	9.3(b)
Costs	5.8(a)
D&O Indemnified Party	5.8(a)
Dissenting Shares	1.11(a)
Drug Regulatory Agency	2.14(c)
Effective Time	1.3
Employment Agreement Amendment	5.23
End Date	9.1(b)
Exchange Agent	1.8(a)
Exchange Fund	1.8(a)
FDA	2.14(c)
FDCA	2.14(c)
GAAP	2.7(a)
Investor Agreements	5.15
Liability	2.9
Merger	Recitals
Merger Sub	Preamble
Non-Transferred Vitaros Assets	5.22
Notice Period	5.2(d)
Office Lease	5.26
Pre-Closing Period	4.1(a)
Required Company Stockholder Vote	2.4
Required Apricus Stockholder Vote	3.4
Sarissa Parties	5.24
Subscription Agreement Amendment	5.24
Surviving Corporation	1.1
Third Party Expenses	9.3(f)
Wainwright Agreement Amendment	5.25